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                                                              EXHIBIT 10.21










                     GUITAR CENTER MANAGEMENT COMPANY, INC.

                        _________________________________



                                   $25,000,000


                                CREDIT AGREEMENT


                            Dated as of June 5, 1996


                        _________________________________






                             WELLS FARGO BANK, N.A.














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                                CREDIT AGREEMENT


          THIS CREDIT AGREEMENT (this "AGREEMENT"), dated as of June 5, 1996, is made between Guitar Center Management Company, Inc., a California corporation (the "BORROWER"), and Wells Fargo Bank, N.A. (the "BANK").

          The Borrower has requested the Bank to make revolving loans to, and to issue Letters of Credit for the account of, the Borrower in an aggregate principal amount of up to $25,000,000 at any one time outstanding. The Bank is willing to make such loans to the Borrower and to issue such Letters of Credit, in each case upon the terms and subject to the conditions set forth in this Agreement.

          Accordingly, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

          SECTION 1.01 CERTAIN DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "AFFILIATE" means any Person which, directly or indirectly, controls, is controlled by or is under common control with another Person. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "APPLICABLE MARGIN" means with respect to Prime Rate Loans, 1.50% per annum; and (ii) with respect to Eurodollar Rate Loans, 3.00% per annum; PROVIDED THAT, after the Bank has received from the Borrower the financial statements required to be delivered pursuant to Section 8.01(a)(i) for the fiscal quarter ended September 30, 1996, the "Applicable Margin" shall be determined in accordance with the following:

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       If Ratio of Funded Debt to         Applicable         Applicable
         EBITDA of the Borrower           Margin on           Margin on
       measured in accordance with        Prime Rate         Eurodollar
           Section 8.02(a) is:              Loans            Rate Loans
       ---------------------------     -------------       -------------
       Greater than 5.0                       1.50%               3.00%

       From 4.0 to 5.0                        0.75%               2.00%
       From 3.0 to 4.0                        0.50%               1.50%

       Less than 3.0                          0.00%               1.25%


          For the fiscal quarter beginning October 1, 1996 and for each fiscal quarter thereafter, the Applicable Margin shall be calculated using the Ratio of Funded Debt to EBITDA for the previous quarter.

          "APPROVAL" has the meaning set forth in Section 7.01(d).

          "BANK" has the meaning set forth in the recital of parties to this Agreement.

          "BANKRUPTCY CODE" means the U.S. Bankruptcy Code, as amended from time to time.

          "BORROWER" has the meaning set forth in the recital of parties to this Agreement.

          "BORROWER'S ACCOUNT" means the account of the Borrower maintained with the Bank, bearing the number 4629103789.

          "BORROWING BASE" means at any time the sum of (i) 80% of Eligible Receivables at such time PLUS (ii) 70% of Eligible Inventory at such time, MINUS, at all times prior to the occurrence of the Collateral Perfection Date,
(iii) Trade Payables at such time; PROVIDED, HOWEVER, that the Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Documents delivered to the Bank pursuant to Section 8.01(a).

          "BORROWING BASE DOCUMENTS" mean the documents attached hereto as EXHIBIT B that the Bank may require the Borrower to deliver in connection with the Bank's monitoring of the Collateral and calculation of the Borrowing Base (including calculation of the Trade Payables), including, if required, a Borrowing Base certificate executed by a Responsible Officer of the Borrower.

          "BRIDGE LOAN" means the financing to be provided by the GCMC Funding, Inc. and Chemical Bank provided pursuant to the Bridge Financing Agreement.

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          "BRIDGE FINANCING AGREEMENT" means the Bridge Financing Agreement dated as of June 5, 1996, among the Borrower, GCMC Funding, Inc., and Chemical Bank as amended, supplemented or otherwise modified from time to time to the extent not prohibited by Section 8.04(j) of this Agreement.

          "BUSINESS DAY" means a day (i) other than Saturday or Sunday, and
(ii) on which commercial banks are open for business in New York, New York, and Los Angeles, California.

          "CAPITAL LEASE" means, for any Person, any lease of property (whether real, personal or mixed) which, in accordance with GAAP, would, at the time a determination is made, be required to be recorded as a capital lease in respect of which such Person is liable as lessee.

          "CAPITALIZATION TRANSACTIONS" means, collectively, (i) the Recapitalization, the Purchase and the Redemption, as such terms are defined in the Transaction Agreement, (ii) the Bridge Loan and (iii) the Senior Preferred Transaction.

          "CAPITALIZATION TRANSACTIONS DOCUMENTS" means the Transaction Agreement, the Senior Preferred Stock Purchase Agreement and the Bridge Financing Agreement, and all other agreements or instruments, including the Certificate of Determination of Preferences of 8% Junior Preferred Stock and the Certificate of Determination of Preferences of 14% Senior Preferred Stock, and warrants to purchase shares of 8% Junior Preferred Stock and common stock of the Borrower ("Warrants"), entered into as of the Closing Date by the Borrower in connection with the Transaction Agreement, the Senior Preferred Stock Purchase Agreement or the Bridge Financing Agreement, in each case as amended, supplemented or otherwise modified from time to time to the extent not prohibited by Section 8.04(j) of this Agreement.

          "CHANGE OF CONTROL" means the occurrence of one or more of the following events (whether or not approved by the board of directors of the Borrower): (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than any person or group comprised principally of the Initial Investors, has become the beneficial owner, by way of purchase, merger, consolidation or otherwise, of 35% or more of the voting power of all classes of voting securities of the Borrower and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Borrower than that then held by the Initial Investors and their Affiliates; or (b) a sale or transfer of all or substantially all of the assets of the Borrower to any person or group (other than any group consisting principally of the Initial Investors or their Affiliates) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Borrower then in office, other than as a result of election and removal of directors pursuant to the provisions of the Certificate of Determination of Preferences of 14% Senior Preferred Stock, the Bridge Financing Agreement or the Stockholders Agreement governing the election and removal of directors.

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          "CLOSING DATE" means the date of the initial borrowing hereunder.

          "COLLATERAL" means the property described as "Collateral" in the Collateral Documents, and all other property now existing or hereafter acquired which may at any time after the occurrence of a Trigger Event be or become subject to a Lien in favor of the Bank pursuant to the Collateral Documents or otherwise, securing the payment and performance of the Obligations.

          "COLLATERAL DOCUMENTS" means the Security Agreement, any other agreement pursuant to which the Borrower or any Subsidiary provides a Lien on any of its assets in favor of the Bank and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

          "COLLATERAL PERFECTION DATE" means 91 days after the effective filing of the Financing Statements (as defined in the Security Agreement) and the recordation of the Trademark Assignment (as defined in the Security Agreement) in the U.S. Patent and Trademark Office; provided, however, that such period shall be extended to 366 days if in the reasonable judgment of the Bank, the Bank determines that there is a risk that the preference period in connection with a bankruptcy or similar proceeding involving the Borrower could be determined by a court of competent jurisdiction to be 365 days prior to the Borrower's commencing a case under the Bankruptcy Code.

          "COMMITMENT" means the Revolving Commitment or the commitment to issue any Letter of Credit, as the case may be.

          "COMMITMENT FEE RATE" means 0.375% per annum; PROVIDED THAT, after the Bank has received from the Borrower the financial statements required to be delivered pursuant to Section 8.01(a)(i) for the fiscal quarter ended September 30, 1996, the "Commitment Fee Rate" shall be determined in accordance with the following:

               If Ratio of Funded Debt to
                 EBITDA of the Borrower               Commitment
                 measured in accordance                   Fee
                with Section 8.02(a) is:                 Rate
               --------------------------             ----------
               Greater than 5.0                         0.375%

               From 4.0 to 5.0                          0.00%
               From 3.0 to 4.0                          0.00%

               Less than 3.0                            0.00%


          For the fiscal quarter beginning October 1, 1996 and for each fiscal quarter thereafter, the Commitment Fee Rate shall be calculated using the ratio of Funded Debt to EBITDA for the previous quarter.

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          "DEFAULT" means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

          "DESIGNATED EURODOLLAR MARKET" means, for any Eurodollar Rate Loan, the London Interbank Market.

          "DOLLARS" and the sign "$" each means lawful money of the United
States.

          "EBITDA" means, for any period, (i) Net Income PLUS (ii) Interest Expense PLUS (iii) income tax expense PLUS (iv) depreciation expense, amortization expense and other non-cash expenses which were deducted in determining Net Income PLUS (v) Transaction Expenses PLUS (vi) Excess Compensation Expense that have occurred during the period of the Borrower, as determined in accordance with GAAP.

          "ELIGIBLE INVENTORY" means at any time the aggregate amount of the Borrower's Inventory held for sale or use in the ordinary and usual course of business, valued at the lower of cost on a FIFO basis or fair market value, excluding the following:

               (i) Inventory which is not owned by the Borrower free and clear of all Liens and rights of others (other than those Liens described in clauses
(ii), (iii) and (vi) of definition of Permitted Liens);

               (ii) From and after the occurrence of a Trigger Event, Inventory in which the Bank shall not have a valid and perfected first priority Lien (other than as a result of those Liens described in clauses (ii), (iii) and (vi) of the definition of Permitted Liens);

               (iii) Inventory which is located or has been shipped to locations outside the United States (excluding its territories and possessions);

               (iv) Inventory which is not in the direct possession of the Borrower at one of the locations set forth in Part 1 of SCHEDULE 1 to the Security Agreement, as amended from time to time, executed by the Borrower, or as set forth in a notice to the Borrower pursuant to Section 5(e) of the Security Agreement, and Inventory on lease or consignment;

               (v) Inventory located on premises not owned by the Borrower unless within 45 days of the Closing Date (or on the date the Borrower occupies a premises, for premises not leased as of the Closing Date) the Borrower has obtained from the lessor of such premises a landlord's waiver in substantially the form of EXHIBIT E (provided that the Inventory at the premises will not be excluded from Eligible Inventory if, using its best efforts, the consent the Borrower obtains is not in recordable form; and provided further that for any one premises Inventory whose aggregate value exceeds six months' base and additional rent for such premises shall not be excluded from Eligible Inventory);

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               (vi)      Inventory which is commingled with property of any
Person other than the Borrower;

               (vii) Inventory which is obsolete, unmerchantable, spoiled, damaged or unfit for sale or further processing; and

               (viii) Inventory which, in the Bank's reasonable discretion, is unacceptable due to age, type, category or quantity or is otherwise ineligible (provided that such Inventory shall not be excluded from Eligible Inventory until ten Business Days following notice from the Bank to the Borrower that the Inventory is ineligible).

          Any Inventory which is at any time Eligible Inventory, but which subsequently becomes ineligible for any of the reasons enumerated above, shall forthwith cease to be Eligible Inventory until such time as the infirmities which caused such Inventory to become ineligible have been cured.

          "ELIGIBLE RECEIVABLES" means at any time the aggregate amount of the Borrower's Receivables, payable in cash in Dollars, net of applicable allowances, reserves, discounts, returns, credits or offsets (including allowances or reserves for doubtful accounts), excluding the following:

               (i) Receivables not paid in full within 90 days from the date of invoice;

               (ii) Receivables owing by any Receivable Debtor when 20% or more of the Borrower's Receivables from such Receivable Debtor are not Eligible Receivables pursuant to clause (i) above;

               (iii) Receivables for which the Borrower's right to receive payment has not been fully earned by performance or is contingent upon the fulfillment of any condition whatsoever or which otherwise do not arise from a bona fide completed transaction;

               (iv) Receivables against which there are asserted any defenses, counterclaims, discounts (other than normal trade discounts granted in the ordinary course of business) or offsets of any nature, whether well-founded or otherwise;

               (v) Receivables that do not comply with all applicable legal requirements, including all laws, rules, regulations and orders of any Governmental Authority;

               (vi) Receivables which represent a prepayment or progress payment or arising out of the placement of goods on consignment, guaranteed sale or other arrangement by reason of which the payment by the Receivable Debtor may be conditional or contingent;

               (vii) Receivables which are not owned by the Borrower free and clear of all Liens and rights of others (other than those Liens described in clauses (ii), (iii) and (vi) of the definition of Permitted Liens);

               (viii) From and after the occurrence of a Trigger Event, Receivables in which the Bank shall not have a valid and perfected first-priority Lien;

               (ix) Receivables owing by any officer, director, employee, agent, partner, Subsidiary or Affiliate of the Borrower, or which arise from the sale, lease, or performance of services to such Persons;

               (x) Receivables owing (A) by the United States or any department, agency or instrumentality thereof or (B) by a State or any department, agency, instrumentality or political subdivision thereof, unless in the case of Receivables described in sub-clause (A), the Bank has agreed to the contrary in writing and the Borrower has complied with the Federal Assignment of Claims Act with respect to such Receivables;

               (xi) Receivables owing by any Receivables Debtor who is not a resident of or located in either: (a) the United States; or (b) a province of Canada that recognizes perfection of the Bank's Lien in the Borrower's Receivables by means of a UCC-1 financing statement filed with the Secretary of State of the State of California;

               (xii) that portion of Receivables owing by any single Receivable Debtor which exceeds 25% of the aggregate amount of Receivables owing to the Borrower by all Receivable Debtors;

               (xiii) Receivables which constitute the proceeds of Inventory which Inventory is at the same time included in the Borrowing Base;

               (xiv) Receivables owing by any Receivable Debtor who is the subject of a case or proceeding described in Section 9.01(e) or who takes any other action described in Section 9.01(e);

               (xv) Receivables which are evidenced by a promissory note or other instrument;

               (xvi) Receivables with respect to which the terms or conditions prohibit or restrict assignment or collection rights; and

               (xvii) Receivables with respect to which the Bank, in its reasonable discretion, deems the creditworthiness or financial condition of the Receivable Debtor to be unsatisfactory or the prospect of payment or performance to be impaired, and other Receivables which, in the Bank's reasonable discretion, are otherwise ineligible (provided that Receivables shall not be excluded from Eligible Receivables until ten Business Days following notice from the Bank to the Borrower that the Receivables are ineligible).

          Any Receivable which is at any time an Eligible Receivable, but which subsequently becomes ineligible for any of the reasons enumerated above, shall forthwith cease to be an Eligible Receivable until such time as the infirmities which caused such Receivable to become ineligible have been cured.

          "ENVIRONMENTAL CLAIM" means any and all administrative or judicial actions, suits, orders, claims, liens, written notices, violations or proceedings, whether civil or criminal, related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Authority or a third party for compliance, damages, personal injury or property damage, penalties, removal, response, remedial action or other action resulting from the Release of a Hazardous Substance at, to or from a Site or non-compliance with Environmental Law.

          "ENVIRONMENTAL LAWS" means all current and future federal, state, local or foreign criminal or civil laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directives, written requests, licenses, authorizations and permits of, and agreements with (including consent decrees), any Governmental Authorities, in each case relating to or imposing liability or standards of conduct concerning public health, safety and environmental protection matters, or relating to the handling, use, generation, treatment, storage, transportation or disposal of Hazardous Substances including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource Recovery and Recycling Act, the California Water Code and the California Health and Safety Code, all as may be amended or superseded from time to time.

          "ENVIRONMENTAL PERMIT" means any permit, license, approval, authorization or consent required by any Governmental Authority under applicable Environmental Laws and includes any order, consent order or binding agreement issued or entered into by a Governmental Authority under any applicable Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "ERISA AFFILIATE" means any trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA and Sections 414(b), (c) and (m) of the Internal Revenue Code.

          "EURODOLLAR BUSINESS DAY" means a Business Day on which dealings in Dollar deposits are carried on in the London interbank market.

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          "EURODOLLAR RATE" means for each Interest Period for each Eurodollar
Rate Loan the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by the Bank pursuant to the following formula:


          Eurodollar Rate =             Interbank Rate
                              ------------------------------------
                              100% - Eurodollar Reserve Percentage

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

          "EURODOLLAR RATE LOAN" means a Revolving Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

          "EURODOLLAR RESERVE PERCENTAGE" means the maximum reserve requirement percentage (including any ordinary, supplemental, marginal and emergency reserves), if any, as determined by the Bank, then applicable under Regulation D in respect of Eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of a member bank in the Federal Reserve System with deposits exceeding $1,000,000,000.

          "EVENT OF DEFAULT" has the meaning set forth in Section 9.01.

          "EVENT OF LOSS" means with respect to any asset of the Borrower or its Subsidiaries any of the following: (i) any material loss, destruction or damage of such asset; (ii) any pending or threatened institution of any proceedings for the condemnation or seizure of such asset or of any right of eminent domain; or (iii) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such asset, or confiscation of such asset or requisition of the use of such asset.

          "EXCESS COMPENSATION EXPENSE" means the difference between (i) the cash payments for salary and bonus paid to Ray Scherr during the first and second quarters of 1996 and (ii) $50,000.

          "EXCLUDED TRADE PAYABLES" means (a) Trade Payables and other accounts payable to trade creditors for goods and services and current operating liabilities (not the result of borrowing money) incurred in the ordinary course of the Borrower's business with customary terms (which in no event provide for payment more than 12 months after delivery of goods or provision of services ) and which are not more than 90 days past due and (b) Trade Payables representing special terms offered by vendors in connection with new store openings, "Special Buy" situations or promotional situations which are not more than 90 days past due; PROVIDED, that a Trade Payable shall still be an Excluded Trade Payable after it is 90 days past due to the extent the Borrower is contesting its obligation thereunder in good faith by appropriate proceedings, but up to a maximum in the aggregate for all Trade Payables being contested of $250,000.

          "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

          "FINAL MATURITY DATE" means June 1, 2001.

          "FINANCIAL CONDITION CERTIFICATE" means a certificate to be delivered at the Closing by the Borrower certifying the financial condition of such party at such time.

          "FUNDED DEBT" means, without duplication, the sum of (i) the average daily outstanding balance under the Revolving Loan for the most recently completed fiscal quarter, (ii) all Subordinated Debt and (iii) all other Indebtedness of the Borrower; PROVIDED THAT "Funded Debt" at any time shall be determined by reference to the most recent financial statements delivered to the Bank pursuant to Section 8.01(a)(i).

          "GAAP" means generally accepted accounting principles in the U.S. as in effect from time to time.

          "GOVERNMENTAL AUTHORITY" means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "HAZARDOUS SUBSTANCES" means any petroleum, petroleum hydrocarbons, petroleum waste or petroleum products, underground storage tanks, asbestos or asbestos-containing materials, pesticides, lead and lead-containing materials, urea formaldehyde insulation and polychlorinated biphenyls (PCBs), ionizing and non-ionizing radiation including radon and electromagnetic frequency radiation; and any chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law.

          "IRS" means the Internal Revenue Service, or any successor thereto.

          "INDEBTEDNESS" means, for any Person: (i) all indebtedness or other obligations of such Person for borrowed money or for the deferred purchase price of property or services, other than Excluded Trade Payables; (ii) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (iv) all obligations under Capital Leases; (v) all reimbursement or other obligations of such Person under or in respect of letters of credit and bankers acceptances; and (vi) all indebtedness of another Person secured by any Lien upon or in property owned by the Person for whom Indebtedness is being determined, whether or not such Person has assumed or become liable for the payment of such indebtedness of such other Person.

          "INITIAL INVESTORS" shall have the meaning assigned to such term as of the date hereof in the Certificate of Determination of Preferences of 14% Senior Preferred Stock.

          "INTERBANK RATE" means for each Interest Period for each Eurodollar Rate Loan the rate per annum determined by the Bank to be the average (rounded upward, if necessary, to the nearest whole 1/8 of 1%) of the rates at which deposits in Dollars are offered to the Bank by prime banks in the Designated Eurodollar Market, at approximately 11:00 local time in the Designated Eurodollar Market, two Eurodollar Business Days before the first day of such Interest Period, in an amount substantially equal to the proposed Eurodollar Rate Loan and for a period of time comparable to such Interest Period.

          "INTEREST EXPENSE" means, for any period, interest expense (including that attributable to Capital Leases) of the Borrower, including all commissions, discounts and other fees and charges owed with respect to standby letters of credit, as determined in accordance with GAAP.

          "INTEREST PAYMENT DATE" means a date specified for the payment of interest pursuant to Section 3.01(c).

          "INTEREST PERIOD" means, with respect to a Eurodollar Rate Loan, the period determined in accordance with Section 3.01(b) applicable thereto.

          "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          "INVENTORY" means all "inventory" (as such term is defined in the UCC).

          "LETTER OF CREDIT" has the meaning set forth in Section 2.01(b).

          "LETTER OF CREDIT AGREEMENT" has the meaning set forth in Section 2.01(b).

          "LIEN" means any mortgage, deed of trust, pledge, security interest, assignment, deposit arrangement, charge or encumbrance, lien (statutory or other), or other preferential arrangement (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest).

          "LOAN DOCUMENTS" means this Agreement, the Revolving Note, the Collateral Documents, and all other certificates, documents, agreements and instruments delivered to the Bank under or in connection with this Agreement.

          "MATERIAL ADVERSE EFFECT" means any event, matter, condition or circumstance which (i) has or would reasonably be expected to have a material adverse effect on the business, properties, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole;
(ii) would materially and adversely impair the ability of the Borrower, or any of its Subsidiaries to perform or observe any of its payment obligations or material obligations under or in respect of the Loan Documents; or (iii) materially and adversely affects the legality, validity, binding effect or enforceability of any of the Loan Documents or, from and after the occurrence of a Trigger Event, the perfection or priority of any Lien granted to the Bank under any of the Collateral Documents.

          "MAXIMUM RATE" has the meaning set forth in Section 3.06.

          "MINIMUM AMOUNT" has the meaning set forth in Section 2.04.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

          "NET INCOME" means, for any period, the net income of the Borrower for such period taken as a single accounting period, as determined in accordance with GAAP; PROVIDED, HOWEVER, that there shall be excluded therefrom all extraordinary items (including sales of capital assets).

          "NOTICE" means a Notice of Borrowing and any notice of conversion or continuation under Section 3.05 or notice of prepayment under Section 4.02.

          "NOTICE OF BORROWING" has the meaning set forth in Section 2.02.

          "OBLIGATIONS" means the indebtedness, liabilities and other obligations of the Borrower or any Subsidiaries to the Bank under or in connection with any of the Loan Documents, including all Revolving Loans, all interest accrued thereon, all fees due under this Agreement and all other amounts payable by the Borrower to the Bank thereunder or in connection therewith, whether now or hereafter existing or arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined.

          "PBGC" mean the Pension Benefit Guaranty Corporation, or any successor thereto.

          "PENSION PLAN" means any employee pension benefit plan covered by Title IV of ERISA (other than a Multiemployer Plan) that is maintained for employees of the Borrower or any ERISA Affiliate or with regard to which the Borrower or ERISA Affiliate is a contributing sponsor within the meaning of Sections 4001(a)(13) or 4069 of ERISA.

          "PERMITTED INVESTMENTS" means any of the following Dollar denominated investments, maturing within one year from the date of acquisition, selected by the Borrower: (i) marketable direct obligations issued or unconditionally guaranteed by the United States government or issued by any agency thereof and backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having the highest credit rating obtainable from either Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper or corporate promissory notes bearing at the time of acquisition the highest credit rating either of S&P or Moody's issued by United States, Australian, Canadian, European or Japanese bank holding companies or industrial or financial companies; (iv) certificates of deposit issued by and bankers acceptances of and interest bearing deposits with any bank, or with any United States, Australian, Canadian, European or Japanese commercial banks having capital and surplus of at least $500,000,000 or the equivalent and which issues (or the parent of which issues) commercial paper or other short term securities bearing the highest credit rating obtainable from either S&P or Moody's; and (v) money market funds organized under the laws of the United States or any state thereof that invest solely in any of the foregoing investments permitted under clauses (i), (ii), (iii) and (iv).

          "PERMITTED LIENS" means:

               (i)       Liens in favor of the Bank;

               (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP;

               (iii) Liens of materialmen, mechanics, warehousemen, carriers or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture of title thereto;

               (iv) Liens consisting of deposits or pledges to secure the payment of worker's compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA);

               (v) easements, rights of way, servitudes or zoning or building restrictions and other encumbrances on real property, irregularities in the title to such property, subleases and licenses of intellectual property (including patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto) to the extent not prohibited by the Security Agreement, which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto;

               (vi) statutory landlord's Liens under leases to which the Borrower or any of its Subsidiaries is a party;

               (vii)     any judgment, attachment or similar Lien, but only if
(A) the judgment it secures has been discharged or execution thereof effectively stayed pending appeal while such judgment is being contested in good faith and by appropriate proceedings within 30 days of the entry thereof, or shall have been discharged within five Business Days of the expiration of any such stay or
(B) all such Liens in the aggregate (excluding Liens covered by sub-clause (A)) at any time outstanding for the Borrower and its Subsidiaries do not exceed $1,000,000 at any time;

               (viii) Liens upon real and/or personal property (other than Inventory or Intellectual Property Collateral (as such term is defined in the Security Agreement)) acquired after the date hereof (by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; PROVIDED that
(i) no such Lien shall extend to or cover any property of the Borrower or such Subsidiary other than the property so acquired and improvements thereon and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by a Responsible Officer and evidenced by an officer's certificate delivered to the
Bank) of such property at the time it was acquired (by purchase, construction or otherwise);

               (ix) Liens on property (other than Collateral) of any corporation that becomes a Subsidiary of the Borrower after the date of this Agreement, PROVIDED that such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created in anticipation thereof; and

               (x) Liens on real property and related fixtures owned by the Borrower on the date hereof but created hereafter to the extent the Indebtedness secured thereby is permitted by Section 8.04(a)(vii).

               (xi) additional Liens upon real and/or personal property (other than Inventory) created after the date hereof, PROVIDED that the aggregate Indebtedness secured thereby and incurred on and after the date hereof shall not exceed $100,000 in the aggregate at any one time outstanding.

          "PERSON" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company, or any other entity of whatever nature or any Governmental Authority.

          "PLAN" means any employee pension benefit plan as defined in Section 3(2) of ERISA (including any Multiemployer Plan) and any employee welfare benefit plan, as defined in Section 3(1) of ERISA (including any plan providing benefits to former employees or their survivors).

          "PREMISES" means any and all real property including all buildings and improvements now or hereafter located thereon and all appurtenances thereto, now or hereafter owned, leased, occupied or used by the Borrower or any of its Subsidiaries.

          "PRIME RATE" shall mean at any time the rate of interest most recently announced within the Bank at its principal office in San Francisco as its Prime Rate, with the understanding that the Bank's Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as the Bank may designate.

          "PRIME RATE LOAN" means a Revolving Loan bearing interest at a rate determined by reference to the Prime Rate.

          "RECEIVABLE DEBTOR" means any Person obligated on a Receivable.

          "RECEIVABLES" means all rights to payment arising out of the sale or lease of goods or the performance of services in the ordinary and usual course of business, however evidenced.

          "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System.

          "RELEASE" means any current or past spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment.

          "REQUIRED NOTICE DATE" has the meaning set forth in Section 2.05.

          "RESPONSIBLE OFFICER" means, with respect to any Person, the chief executive officer, the president, the chief financial officer or the treasurer of such Person, or any other senior officer of such Person having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of any such Person, or any other senior officer of such Person involved principally in the financial administration or controllership function of such Person and having substantially the same authority and responsibility.

          "REVOLVING COMMITMENT" means $25,000,000 (or such lesser amount as may be reduced pursuant to Section 2.01(b)), or, where the context so requires, the obligation of the Bank to make Revolving Loans up to such amount (or to issue Letters of Credit pursuant to Section 2.01(b)) on the terms and conditions set forth in this Agreement.

          "REVOLVING EXPIRY DATE" means June 1, 2001.

          "REVOLVING LOAN" has the meaning set forth in Section 2.01(a).

          "REVOLVING NOTE" means the Promissory Note of the Borrower payable to the order of the Bank, as described in Section 2.03(a).

          "SEC" means the Securities and Exchange Commission, or any successor thereto.

          "SECURITY AGREEMENT" means the Security Agreement dated of even date herewith executed by the Borrower in favor of the Bank, pursuant to which the Lien of the Bank attaches only upon the giving of written notice by the Bank to the Borrower of the occurrence of a Trigger Event.

          "SENIOR PREFERRED STOCK PURCHASE AGREEMENT" means the Securities Purchase Agreement dated as of June 5, 1996 among DLJ Merchant Banking Partners, L.P., DLJ International Partners, C.V., DLJ Offshore Partners, C.V., DLJ Merchant Banking Fund, Inc. (collectively, the "DLJ Entities") and the Borrower, as amended, modified, supplemented or otherwise modified from time to time to the extent not prohibited by Section 8.04(k) of this Agreement.

          "SENIOR PREFERRED TRANSACTION" means the purchase pursuant to the Senior Preferred Stock Purchase Agreement by DLJ Merchant Banking Partners, Inc. (or an Affiliate thereof) and purchasers named therein of 14% Senior Preferred Stock and Warrants.

          "SITE" means all of the real property (including fixtures) currently, formerly or hereafter owned, leased, operated or used by the Borrower or any Subsidiary (including all soil, subsoil, surface waters and groundwater thereat).

          "SOLVENT" means, as to any Person at any time, that (i) the fair value of the property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of
Section 101(31) of the Bankruptcy Code; (ii) the present fair saleable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement dated as of June 5, 1996 among the Borrower, the DLJ Entities and the other security holders party thereto as in effect on the date the shares of 14% Senior Preferred Stock are first issued.

          "SUBORDINATED DEBT" means any Indebtedness permitted under Section 8.04(a) which is issued under an indenture or other agreement containing terms consistent with the term sheet attached hereto as EXHIBIT D and otherwise in form and substance acceptable to the Bank in the exercise of its reasonable discretion.

          "SUBSIDIARY" means with respect to any Person, corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by such Person or one or more of the other Subsidiaries of such Person or a combination thereof.

          "TANGIBLE NET WORTH" means, as of any date of determination, the sum of total stockholders' equity of the Borrower plus the 14% Senior Preferred Stock PLUS Subordinated Debt and MINUS the sum of any treasury stock or intangible assets as determined in accordance with GAAP of the Borrower and any obligations due to the Borrower from stockholders, employees and/or Affiliates.

          "TAXES" has the meaning set forth in Section 4.04.

          "TERMINATION EVENT" means any of the following:

               (i) with respect to a Pension Plan, a reportable event described in Section 4043 of ERISA and the regulations issued thereunder (other than a reportable event not subject to the provisions for 30-day notice to the PBGC under such regulations);

               (ii) the withdrawal of any Revolving Loan party or an ERISA Affiliate from a Plan during a plan year in which the withdrawing employer was a "substantial employer" as defined in Section 4001(a)(2) or 4062(e) of ERISA;

               (iii) the taking of any actions (including the filing of a notice of intent to terminate) by the Borrower, an ERISA Affiliate, the PBGC, a Plan Administrator, or any other Person to terminate a Pension Plan or the treatment of a Plan amendment as a termination of a Pension Plan under
Section 4041 of ERISA;

               (iv) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

               (v) the complete or partial withdrawal of the Borrower or an ERISA Affiliate from a Multiemployer Plan.

          "TRADE PAYABLES" means all amounts which in accordance with GAAP would be characterized as a trade payable and in any event specifically including all amounts owed to any Person for the purchase price of Inventory.

          "TRANSACTION AGREEMENT" means the Agreement dated as of May 1, 1996, among Chase Venture Capital Associates, L.P., Weston Presidio Capital II, L.P., Wells Fargo Small Business Investment Company, Inc., the Borrower and each of the stockholders or option holders listed on the signature pages thereof, as amended, supplemented or otherwise modified from time to time to the extent not prohibited by Section 8.04(k) of this Agreement.

          "TRADEMARK ASSIGNMENT" means that certain filing documentation to record with the United States Patent and Trademark Office the Security Agreement covering assignment of the Borrower's trademarks executed by the Borrower in favor of the Bank.

          "TRANSACTION EXPENSES" means the costs, expenses and fees (howsoever termed) incurred or paid by the Borrower prior to December 31, 1996 in connection with the Capitalization Transactions and prior to June 1, 1997 in connection with the refinancing of the Bridge Loan; PROVIDED, HOWEVER, that the aggregate amount of Transaction Expenses may not exceed $18,000,000.

          "TRIGGER EVENT" means the occurrence of any of the following:

          (i)       the occurrence of any Event of Default;

          (ii) a written demand is made against the Borrower for indemnification in an amount in excess of $2,500,000 arising out of the Capitalization Transactions;

          (iii) the Borrower shall have failed to refinance the Bridge Loan on or before November 30, 1996, or the actual date for the First Anniversary (as defined in the Bridge Financing Agreement) shall have been accelerated pursuant to Section 6.15(d) of the Bridge Financing Agreement (unless Bank shall have determined in the exercise of its reasonable judgment that such acceleration will not have a Material Adverse Effect);

          (iv) the Borrower shall have failed to deliver the financial statements and reports required under Section 8.01(a)(i), (ii) or (iv) within 5 Business Days after written request from the Bank made after the date such financial statement or report is otherwise required to be delivered;

          (v) any creditor of the Borrower shall threaten in writing to file or shall file an involuntary petition against the Borrower or any of its Subsidiaries seeking any of the relief specified in Section 9.01(e);

          (vi) a motion for prejudgment attachment of assets of the Borrower to secure a claim in excess of $2,000,000, legally sufficient in the Bank's reasonable judgment to support a judgment lien, shall be made (unless in the Bank's judgment the liability of the Borrower is covered by insurance carried by a financially sound insurer that does not contest its indemnity obligation);

          (vii) a final judgment or order, legally sufficient in the Bank's reasonable judgment to support a judgment lien, for the payment of money in excess of $2,000,000 shall be rendered against the Borrower or any of its Subsidiaries (unless in the Bank's judgment the liability of the borrower is covered by insurance carried by a financially sound insurer that does not contest its indemnity obligation);

          (viii) the Borrower shall receive a written notice from any taxing authority claiming the Borrower owes in excess of $2,000,000 for unpaid taxes;

          (ix) the Borrower shall have failed to maintain a ratio as of the end of any fiscal quarter referred to below of (A) Funded Debt to (B) EBITDA, of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, for the period of four consecutive fiscal quarters of the Borrower then ended, of more than the following:

          At 12/31/96                                       5.50
          At 3/31/97                                        5.40
          At 6/30/97                                        5.25
          At 9/30/97                                        5.25
          At 12/31/97, 3/31/98, 6/30/98 and 9/30/98         4.75
          At 12/31/98 and the end of each fiscal
            quarter thereafter                              4.50

          (x) the Borrower shall have failed to maintain a ratio as of the end of any fiscal quarter referred to below of (A) EBITDA to (B) the sum of Interest Expense PLUS regularly scheduled principal payments on Indebtedness (excluding regularly scheduled principal payments under the Bridge Financing Agreement) of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, for the period of four consecutive fiscal quarters of the Borrower then ended, of more than the following:

          At 6/30/97 and 9/30/97                            1.65
          At 12/31/97, 3/31/98, 6/30/98 and 9/30/98         1.75
          At 12/31/98 and the end of each fiscal quarter
            quarter thereafter                              2.25

          (xi) for the fiscal year of the Borrower ended December 31, 1996, the Borrower shall have an EBITDA of less than $18,000,000.

          "UCC" means the Uniform Commercial Code of the jurisdiction the law of which governs the Loan Document in which such term is used or the attachment, perfection or priority of the Lien on any Collateral.

          "UNFUNDED ACCRUED BENEFITS" means the excess of a Pension Plan's accrued benefits, as defined in Section 3(23) of ERISA, over the current value of that Plan's assets, as defined in Section 3(26) of ERISA.

          "UNITED STATES" and "U.S." each means the United States of America.

          SECTION 1.02  ACCOUNTING TERMS; GAAP CHANGES.

          (a) ACCOUNTING TERMS. Unless otherwise defined or the context otherwise requires, all accounting terms not expressly defined herein shall be construed, and all accounting determinations and computations required under the Loan Documents shall be made, in accordance with GAAP, consistently applied.

          (b) GAAP CHANGES. If any changes in GAAP from those used in the preparation of the financial statements referred to in Section 7.01(p) ("GAAP CHANGES") hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) result in a change in the method of calculation of, or in different components in, any of the financial covenants, definitional provisions, standards or other terms or conditions found in this Agreement, (i) the parties hereto agree to enter into negotiations with respect to amendments to this Agreement to conform those covenants, definitional provisions, standards or other terms and conditions as criteria for evaluating the Borrower's financial condition and performance to substantially the same criteria as were effective prior to such GAAP Change, and (ii) the Borrower shall be deemed to be in compliance with the affected covenant or other provision during the 60-day period following any such GAAP Change if and to the extent that the Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such GAAP Change; PROVIDED, HOWEVER, that this
Section 1.02(b) shall not be deemed to require the Borrower or the Bank to agree to modify any provision of this Agreement or any other Loan Document to reflect any such GAAP Change and, if the parties, in their sole discretion, fail to reach agreement on such modifications prior to the end of the 60-day period referred to in clause (ii), the terms of this Agreement shall remain unchanged and the compliance of the Borrower with the covenants and other provisions contained herein shall, upon the expiration of such 60-day period, be calculated in accordance with GAAP giving effect to such GAAP Change.

          SECTION 1.03 INTERPRETATION. In the Loan Documents, except to the extent the context otherwise requires:

          (a) Any reference to an Article, a Section, a Schedule or an Exhibit is a reference to an article or section thereof, or a schedule or an exhibit thereto, respectively, and to a subsection or a clause is, unless otherwise stated, a reference to a subsection or a clause of the Section or subsection in which the reference appears.

          (b) The words "hereof," "herein," "hereto," "hereunder" and the like mean and refer to this Agreement or any other Loan Document as a whole and not merely to the specific Article, Section, subsection, paragraph or clause in which the respective word appears.

          (c) The meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined.

          (d) The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation."

          (e) References to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of the Loan Documents.

          (f) References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to.

          (g) Any table of contents, captions and headings are for convenience of reference only and shall not affect the construction of this Agreement or any other Loan Document.

          (h) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

          (i) The use of a word of any gender shall include each of the masculine, feminine and neuter genders.

          (j) Any conflict or inconsistency in the terms of this Agreement and those of the other Loan Documents shall be resolved in favor of this Agreement.

          (k) Any reference in this Agreement or any of the other Loan Documents to "Subsidiary" or to "consolidated" or "consolidating" shall not be applicable until such time as the Borrower shall have Subsidiaries.

          (l) Any reference in this Agreement or any of the other Loan Documents relating to or based upon the Borrower's knowledge (or similar concepts) shall be deemed a reference to, and shall be deemed based upon, the actual knowledge of the Responsible Officers of the Borrower.


                                   ARTICLE II
                                    THE LOANS

          SECTION 2.01  THE LOANS.

          (a) REVOLVING LOANS. The Bank agrees, on the terms and conditions hereinafter set forth, to make revolving loans (each a "Revolving Loan" and, collectively, the "Revolving Loans") to the Borrower from time to time on any Business Day during the period from the Closing Date until the Revolving Expiry Date, in an aggregate principal amount up to but not exceeding at any one time outstanding the Revolving Commitment; PROVIDED, HOWEVER, that immediately after giving effect to such Revolving Loans the aggregate principal amount of Revolving Loans then outstanding shall not exceed the Borrowing Base then in effect. Within the foregoing limits, during such period the Borrower may borrow, repay the Revolving Loans in whole or in part, and reborrow, all in accordance with the terms and conditions hereof. The amount of the Revolving Commitment may be reduced from time to time at the election of the Borrower 10 Business Days after the receipt by the Bank of a written notice of election to reduce from the Borrower. Once reduced, the amount of the Revolving Commitment cannot be raised.

          (b) LETTER OF CREDIT SUBFEATURE. As a subfeature under the Revolving Commitment, the Bank agrees from time to time to issue sight commercial or standby letters of credit for the account of the Borrower and in favor of the Borrower's trade suppliers to finance the Borrower's inventory purchases, or in favor of the Borrower's landlords as security deposits under Borrower's leases, or for any other purposes reasonably approved by the Bank (each, a "LETTER OF CREDIT" and collectively, "LETTERS OF CREDIT"); PROVIDED HOWEVER, that the form and substance of each Letter of Credit shall be subject to approval by the Bank, in its reasonable discretion; and PROVIDED FURTHER, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any one time exceed $10,000,000. Each Letter of Credit (other than the Letter of Credit outstanding as of the Closing Date) shall be issued for a term not to exceed three hundred sixty-five (365) days, as designated by the Borrower; PROVIDED HOWEVER, that no Letter of Credit shall have an expiration date subsequent to the Revolving Expiry Date. The undrawn amount of all Letters of Credit shall be reserved under the Revolving Commitment and shall not be available for advances thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreement substantially in the form of EXHIBIT A, including the Continuing Standby Letter of Credit Agreement executed and delivered by the Borrower in connection with the execution and delivery of this Agreement, and related documents, if any, required by the Bank in connection with the issuance thereof (each, a "LETTER OF CREDIT AGREEMENT" and collectively, "LETTER OF CREDIT AGREEMENTS"). Each draft paid by the Bank under a Letter of Credit shall be deemed a Revolving Loan and shall be repaid by the Borrower in accordance with the terms and conditions of this Agreement applicable to such Revolving Loans; PROVIDED HOWEVER, that if the Revolving Commitment is not available, for any reason whatsoever, at the time any draft is paid by the Bank, or if Revolving Loans are not available under the Revolving Commitment at such time due to any limitation on borrowing set forth herein, then the full amount of such draft shall be immediately due and payable from the Borrower, together with interest thereon, from the date such amount is paid by the Bank to the date such amount is fully repaid by the Borrower, at the variable rate of interest applicable to Revolving Loans under the Revolving Commitment. In such event, the Borrower agrees that the Bank, at the Bank's sole discretion, may debit the Borrower's Account for the amount of any such draft actually paid by the Bank.

          (c) EXISTING LETTERS OF CREDIT. As of the date of this Agreement, the Letter of Credit listed on SCHEDULE 5 issued by the Bank for the account of the Borrower is outstanding. Such existing Letter of Credit will be included with any Letters of Credit issued under this Agreement for purposes of determining compliance with the $10,000,000 limitation on outstanding Letters of Credit under Section 2.01(b), and for purposes of determining the aggregate amount outstanding under the Revolving Commitment. On the Closing Date, the Borrower will execute the Continuing Standby Letter of Credit Agreement in the form included in EXHIBIT A which, on and after the Closing Date, will govern the existing Letter of Credit and supersede the letter of credit agreement which governed the existing Letter of Credit prior to the Closing Date.

          SECTION 2.02  BORROWING PROCEDURE.

          (a) NOTICE TO THE BANK. Each Revolving Loan shall be made upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Borrower to the Bank, which notice shall be received by the Bank not later than 10:00 A.M. (California time) on the Required Notice Date. Each such notice (a "NOTICE OF BORROWING") shall be substantially in the form of EXHIBIT C and shall, except as provided in Sections 5.01 and 5.04, be irrevocable and binding on the Borrower, shall refer to this Agreement and shall specify: (i) the proposed date of the borrowing, which shall be a Business Day;
(ii) whether the borrowing consists of a Prime Rate Loan or Eurodollar Rate Loan; (iii) the amount of the borrowing, which shall be in a Minimum Amount;
(iv) if the borrowing consists of a Eurodollar Rate Loan, the duration of the initial Interest Period with respect thereto, and (v) payment instructions with respect to the funds to be made available to the Borrower as a result of such borrowing. If any Notice of Borrowing shall fail to specify the duration of the Interest Period for any borrowing comprised of a Eurodollar Rate Loan, the Borrower shall be deemed to have selected an Interest Period of ninety (90) days. Upon timely fulfillment of each of the applicable conditions set forth in
Article VI, and unless other payment instructions are provided by the Borrower, the Bank shall make the Revolving Loan available to the Borrower by crediting the Borrower's Account with same day or immediately available funds on such borrowing date.

          (b) NET FUNDING. If the Bank shall make a new Revolving Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Revolving Loan, the Bank shall apply the proceeds of its new Revolving Loan to make such payment, and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by the Bank to the Borrower as provided in subsection (a), or remitted by the Borrower to the Bank as provided in Section 4.03, as the case may be.

          SECTION 2.03  EVIDENCE OF INDEBTEDNESS.

          (a) REVOLVING NOTE. As additional evidence of the Indebtedness of the Borrower to the Bank resulting from the Revolving Loans made by the Bank, the Borrower shall execute and deliver to the Bank the Revolving Note, dated the Closing Date, setting forth the Revolving Commitment as the maximum principal amount thereof.

          (b) RECORDKEEPING. The Bank shall record in its internal records the date and amount of each Revolving Loan made, each conversion to a different interest rate, each relevant Interest Period, the amount of principal and interest due and payable from time to time hereunder, each payment thereof and the resulting unpaid principal balance of such Revolving Loan. Any such recordation shall be rebuttable presumptive evidence of the accuracy of the information so recorded. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligations of the Borrower hereunder and under any Revolving Note to pay any amount owing with respect to the Revolving Loans.

          SECTION 2.04 MINIMUM AMOUNTS. Except for conversions of Eurodollar Rate Loans made pursuant to Section 5.04 and mandatory prepayments made pursuant to Section 4.02(b), any borrowing, conversion, continuation or prepayment of any Revolving Loan hereunder shall be in an amount determined as follows (each such specified amount a "MINIMUM AMOUNT"): (i) any borrowing or partial prepayment of any Prime Rate Loan shall be in any amount selected by the Borrower; and
(ii) any borrowing, continuation or partial prepayment of, or conversion into, any Eurodollar Rate Loan shall be in the amount of $250,000 or amounts of $50,000 in excess thereof.

          SECTION 2.05 REQUIRED NOTICE. Any Notice hereunder shall be given no later than the date determined as follows (each such specified date a "REQUIRED NOTICE DATE"): (i) any Notice with respect to a borrowing of, or conversion into, any Prime Rate Loan shall be given at least one Business Day prior to the date of the proposed borrowing or conversion; (ii) any Notice with respect to any borrowing or continuation of, or conversion into, any Eurodollar Rate Loan shall be given at least three Eurodollar Business Days prior to the date of the proposed borrowing, conversion or continuation; and (iii) any Notice with respect to any prepayment under Section 4.02 shall be given at least three Business Days prior to the proposed prepayment date.

                                   ARTICLE III
                  INTEREST AND FEES; CONVERSION OR CONTINUATION

          SECTION 3.01  INTEREST.

          (a) INTEREST RATE. The Borrower shall pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until the payment in full thereof, at the following rates:

               (i) during such periods as such Revolving Loan is a Prime Rate Loan, at a rate per annum equal at all times to the Prime Rate PLUS the Applicable Margin; and

               (ii) during such periods as such Revolving Loan is a Eurodollar Rate Loan, at a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Loan to the Eurodollar Rate for such Interest Period PLUS the Applicable Margin.

          (b) INTEREST PERIODS. The initial and each subsequent Interest Period for the Eurodollar Rate Loans shall be a period of one, two, three, six, nine or twelve months, as determined by the Borrower. The determination of Interest Periods shall be subject to the following provisions:

               (i) in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (ii) if any Interest Period pertaining to a Eurodollar Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

               (iii) no Interest Period shall extend beyond the Revolving Expiry Date with respect to any Revolving Loan;

               (iv) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the ending calendar month of such Interest Period) shall end on the last Business Day of the ending calendar month of such Interest Period; and

               (v) the Eurodollar Rate shall be determined at the beginning of an Interest Period and shall not vary during the Interest Period, but the Applicable Margin may vary during an Interest Period if the Interest Period straddles two or more quarters and the Funded Debt to EBITDA Ratio changes from one quarter to the next.

          (c) INTEREST PAYMENT DATES. Subject to Section 3.02, interest on the Revolving Loans shall be payable in arrears at the following times:

               (i) interest on each Prime Rate Loan shall be payable monthly on the last Business Day in each month, on the date of any prepayment or conversion of any such Prime Rate Loan, and at maturity;

               (ii) interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period for such Eurodollar Rate Loan, PROVIDED that if any prepayment, conversion or continuation is effected other than on the last day of such Interest Period, accrued interest on such Eurodollar Rate Loan shall be due on such prepayment, conversion or continuation date as to the principal amount of such Eurodollar Rate Loan prepaid, converted or continued.

          (d) NOTICE TO THE BORROWER. Each determination by the Bank hereunder of a rate of interest and of any change therein, including any changes in
(i) the Applicable Margin, (ii) the Prime Rate during any periods in which Prime Rate Loans shall be outstanding, and (iii) the Eurodollar Reserve Percentage (if any) during any periods in which Eurodollar Rate Loans shall be outstanding, in the absence of manifest error shall be conclusive and binding on the parties hereto and shall be promptly notified by the Bank to the Borrower. Such notice shall set forth in reasonable detail the basis for any such determination or change. The failure of the Bank to give any such notice specified in this subsection shall not affect the Borrower's obligation to pay such interest or fees.

          SECTION 3.02 DEFAULT RATE OF INTEREST. In the event that any amount of principal of or interest on any Revolving Loan, or any other amount payable hereunder or under the other Loan Documents, is not paid in full when due (whether at stated maturity, by acceleration or otherwise), the Borrower shall pay interest on such unpaid principal, interest or other amount, from the date such amount becomes due until the date such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Prime Rate PLUS 4%.

          SECTION 3.03  FEES.

          (a) COMMITMENT FEE. The Borrower agrees to pay to the Bank a commitment fee on the average daily unused portion of the Revolving Commitment as in effect from time to time from the Closing Date until the Revolving Expiry Date at the rate per annum equal to the Commitment Fee Rate, payable quarterly in arrears on the last Business Day of each March, June, September and December in each year (which first payment shall be for the period from the Closing Date to June 28, 1996), and on the Revolving Expiry Date. For purposes of calculating the commitment fee, the average undrawn face amount of standby and commercial Letters of Credit during any one fiscal quarter shall be considered a portion of the Revolving Commitment which has been used.

          (b) FACILITY FEE AND TAX LOAN FEE. The Borrower agrees to pay to the Bank a facility fee in the amount of $250,000, payable as follows: (i) $50,000 on the Closing Date and (ii) $50,000 at the end of each fiscal year of the Borrower (beginning at the end of fiscal year 1996); provided, that no reduction in the Revolving Commitment shall reduce the $250,000 facility fee; and, provided further, that upon early termination or cancellation of this Agreement or the Revolving Commitment, the Borrower shall pay in full the outstanding balance of the $250,000 facility fee. In addition, the Borrower agrees to pay promptly upon demand a $25,000 fee in connection with the Bank's agreement to include provisions for tax loans as set forth in EXHIBIT H. Such fee shall be non-refundable, regardless of whether or not tax loans are made.

          (c) LETTER OF CREDIT FEES. For standby and commercial Letters of Credit, the Borrower agrees that it shall pay to the Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to the Letters of Credit as from time to time generally in effect. In addition to such amounts, for each standby Letter of Credit the Borrower agrees to pay quarterly in arrears a fee equal to the Applicable Margin then in effect for Eurodollar Rate Loans for the quarter multiplied by the average undrawn face amount of such Letter of Credit for the time it was outstanding during the quarter.

          (d) FEES NONREFUNDABLE. All fees payable under this Section 3.03 shall be nonrefundable.

          SECTION 3.04 COMPUTATIONS. All computations of fees and interest (whether based upon the Prime Rate or Eurodollar Rate) hereunder shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest is payable. Notwithstanding the foregoing, if any Revolving Loan is repaid on the same day on which it is made, such day shall be included in computing interest on such Revolving Loan.

          SECTION 3.05  CONVERSION OR CONTINUATION.

          (a) ELECTION. The Borrower may elect (i) to convert all or any part of (A) any outstanding Prime Rate Loan into a Eurodollar Rate Loan, or (B) any outstanding Eurodollar Rate Loan into a Prime Rate Loan; or (ii) to continue all or any part of a Revolving Loan with one type of interest rate as such; PROVIDED, HOWEVER, that if the amount of any Eurodollar Rate Loan shall have been reduced, by payment, prepayment, or conversion of part thereof to be less than $250,000, such Eurodollar Rate Loan shall automatically convert into a Prime Rate Loan, and on and after such date the right of the Borrower to continue such Revolving Loan as, and convert such Revolving Loan into, a Eurodollar Rate Loan shall terminate. No outstanding Revolving Loan may be converted into or continued as a Eurodollar Rate Loan if any Default has occurred and is continuing.

          (b) AUTOMATIC CONVERSION. On the last day of any Interest Period for any Eurodollar Rate Loan, such Eurodollar Rate Loan shall, if not repaid, automatically convert into a Prime Rate Loan unless the Borrower shall have made a timely election to continue such Euro-dollar Rate Loan as such for an additional Interest Period or to convert such Eurodollar Rate Loan as provided in subsection (a).

          (c) NOTICE TO THE BANK. The conversion or continuation of any Revolving Loans contemplated by subsection (a) shall be made upon written or telephonic notice (in the latter case to be confirmed promptly in writing) from the Borrower to the Bank, which notice shall be received by the Bank not later than 10:00 A.M. (California time) on the Required Notice Date. Each such notice shall be irrevocable and binding on the Borrower, shall refer to this Agreement and shall specify: (i) the proposed date of the conversion or continuation, which shall be a Business Day; (ii) the outstanding Revolving Loan (or part thereof) to be converted into or continued as a Prime Rate or Eurodollar Rate Loan, which shall be in a Minimum Amount; and (iii) that no Default exists hereunder.

          SECTION 3.06 HIGHEST LAWFUL RATE. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the applicable interest rate, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other Loan Document, would exceed the maximum rate of interest which may be charged, contracted for, reserved, received or collected by the Bank in connection with this Agreement under applicable law (the "MAXIMUM RATE"), the Borrower shall not be obligated to pay, and the Bank shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Maximum Rate, and during any such period the interest payable hereunder shall be limited to the Maximum Rate.

                                   ARTICLE IV
                       REPAYMENT, PREPAYMENT AND PAYMENTS

          SECTION 4.01 REPAYMENT OF THE REVOLVING LOANS. The Borrower shall repay to the Bank in full on the Revolving Expiry Date the aggregate principal amount of the Revolving Loans outstanding on such date.

          SECTION 4.02  PREPAYMENTS.

          (a) OPTIONAL PREPAYMENTS. The Borrower may at any time or from time to time, upon prior notice to the Bank not later than the Required Notice Date, prepay the outstanding amount of the Revolving Loans in whole or in part, without premium or penalty.

          (b) MANDATORY PREPAYMENTS. If at any time the aggregate principal amount of the outstanding Revolving Loans shall exceed the Borrowing Base, the Borrower, upon becoming aware of such excess, shall immediately (without any requirement for Notice) prepay the outstanding principal amount of the Revolving Loans, in an amount equal to such excess (without premium or penalty) which prepayment shall be applied in accordance with subsection 4.03(d).

          (c) NOTICE. The Notice given of any prepayment shall specify the date and amount of the prepayment and whether the prepayment is of Prime Rate or Eurodollar Rate Loans or a combination thereof, and if of a combination thereof the amount of the prepayment allocable to each. If the Notice of prepayment is given, the Borrower shall make such prepayment and the prepayment amount specified in such Notice shall be due and payable on the date specified therein, with accrued interest to such date on the amount prepaid.

          SECTION 4.03  PAYMENTS.

          (a) PAYMENTS. The Borrower shall make each payment under the Loan Documents, unconditionally in full without set-off, counterclaim or other defense, not later than 11:00 A.M. (California time) on the day when due to the Borrower's Account, or to such other office and account of the Bank as it from time to time shall designate in a written notice to the Borrower.

          (b) AUTHORIZATION TO BANK. The Bank may (but shall not be obligated to), and the Borrower hereby authorizes the Bank to, charge any deposit account of the Borrower with the Bank for the amount of any payment which is not made by the time specified in subsection (a). The Bank shall promptly notify the Borrower after charging any such account.

          (c) EXTENSION. Whenever any payment hereunder shall be stated to be due, or whenever any Interest Payment Date or any other date specified hereunder would otherwise occur, on a day other than a Business Day, then, except as otherwise provided herein, such payment shall be made, and such Interest Payment Date or other date shall occur, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee hereunder.

          (d) APPLICATION. Unless the Bank shall receive a timely election by the Borrower with respect to the application of any principal payments, each payment of principal by the Borrower shall be applied (i) first, to the Prime Rate Loans then outstanding, and (ii) second, to the Eurodollar Rate Loans then outstanding (in order of maturity). Unless otherwise provided in this Agreement and subject to the immediately preceding sentence, each payment by or on behalf of the Borrower hereunder shall, unless a specific determination is made by the Bank with respect thereto, be applied (i) first, to any fees, costs, expenses and other amounts (other than principal and interest) due the Bank; (ii) second, to accrued and unpaid interest due the Bank; and (iii) third, to principal due the Bank.

          SECTION 4.04  TAXES.

          (a) NO REDUCTION OF PAYMENTS. The Borrower shall pay all amounts of principal, interest, fees and other amounts due under the Loan Documents free and clear of, and without reduction for or on account of, any present and future taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto excluding, in the case of the Bank, income and franchise taxes imposed on it by the United States, the jurisdiction under the laws of which the Bank is organized or in which its principal executive offices may be located or where it is doing business or any political subdivision or taxing authority thereof or therein (all such nonexcluded taxes, levies, imposts, duties, fees, assessments, charges, deductions, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted or withheld from any payment, the Borrower shall increase the amount paid so that the Bank receives when due (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 4.04), the full amount of the payment provided for in the Loan Documents; PROVIDED, HOWEVER, that the Borrower shall not be obligated to make any payments under this Section 4.04 arising solely as a result of the sale or assignment of any interest in the Revolving Loans by the Bank to any Person or any Affiliate of the Bank, including payments attributable to the fact that as a result of an assignment the Borrower may be required to deduct or withhold for Taxes a higher percentage of any payments than the Borrower would have been required to deduct or withhold had the Bank not made the assignment. The Bank hereby represents that as of the Closing Date all payments of principal, interest and fees to be made to it by the Borrower pursuant to this Agreement will be totally exempt from withholding of United States federal tax.

          (b) DEDUCTION OR WITHHOLDING; TAX RECEIPTS. If the Borrower makes any payment hereunder in respect of which it is required by law to make any deduction or withholding, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and promptly thereafter shall furnish to the Bank an original or certified copy of a receipt evidencing payment thereof, together with such other information and documents as the Bank may reasonably request.

          (c) INDEMNITY. If the Bank is required by law to make any payment on account of Taxes, or any liability in respect of any Tax is imposed, levied or assessed against the Bank, the Borrower shall indemnify the Bank for and against such payment or liability, together with any incremental taxes, interest or penalties, and all costs and expenses, payable or incurred in connection therewith, including Taxes imposed on amounts payable under this Section 4.04, whether or not such payment or liability was correctly or legally asserted. A certificate of the Bank as to the amount of any such payment shall, in the absence of manifest error, be conclusive and binding for all purposes.

                                    ARTICLE V
                                YIELD PROTECTION

          SECTION 5.01 INABILITY TO DETERMINE RATES. If the Bank shall determine that adequate and reasonable means do not exist to ascertain the Eurodollar Rate, or the Bank shall determine that the Eurodollar Rate does not accurately reflect the cost to it of making or maintaining Eurodollar Rate Loans, then the Bank shall give telephonic notice (promptly confirmed in writing) to the Borrower of such determination. Such notice shall specify the basis for such determination and shall, in the absence of manifest error, be conclusive and binding for all purposes. Thereafter, the obligation of the Bank to make or maintain Eurodollar Rate Loans hereunder shall be suspended until the Bank revokes such notice. Upon receipt of such notice, the Borrower may revoke any Notice then submitted by it. If the Borrower does not revoke such

Notice, the Bank shall make, convert or continue Revolving Loans, as proposed by the Borrower, in the amount specified in the Notice submitted by the Borrower, but such Revolving Loans shall be made, converted or continued as Prime Rate Loans instead of Eurodollar Rate Loans.

          SECTION 5.02 FUNDING LOSSES. In the event (a "LOSS EVENT") that the Borrower (i) repays, converts or prepays any Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Eurodollar Rate Loan (whether as a result of an optional prepayment, a mandatory prepayment, a payment as a result of acceleration or otherwise); (ii) fails to borrow a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01 or 5.04); (iii) fails to convert into or continue a Eurodollar Rate Loan after giving its Notice (other than as a result of the operation of Section 5.01 or 5.04); or (iv) fails to prepay a Eurodollar Rate Loan after giving its Notice, then, in addition to such amounts as are required to be paid by the Borrower pursuant to Section 5.03, the Borrower shall pay to the Bank immediately upon demand a fee equal the "Eurodollar Loss" (as defined below) discounted to present value at the Eurodollar Rate in effect on the date of the Loss Event. For those events specified in clause (i), the Eurodollar Loss is (A) the amount of interest which would have accrued on such Eurodollar Rate Loan had it remained outstanding until the last day of the Interest Period MINUS (B) the amount of interest which would have accrued for the same period calculated at the Eurodollar Rate in effect on the date of the Loss Event. For those events specified in clause (ii) above, the Eurodollar Loss is (A) the amount of interest which would have accrued during the applicable Interest Period had the Borrower borrowed the Eurodollar Rate Loan as specified in its Notice MINUS (B) the amount of interest which would have accrued on such Eurodollar Rate Loan for the same period calculated at the Eurodollar Rate in effect on the date of the Loss Event. For those events specified in clause
(iii) above, the Eurodollar Loss is (A) the amount of interest which would have accrued during the applicable Interest Period had the Borrower converted into or continued a Eurodollar Rate Loan as specified in its Notice MINUS (B) the amount of interest which would have accrued on such Eurodollar Rate Loan for the same period calculated at the Eurodollar Rate in effect on the date of the Loss Event. For those events specified in clause (iv) above, the Eurodollar Loss is
(A) the amount of interest which would accrue on the amounts the Borrower failed to prepay as specified in its Notice from the date of such Notice until the last day of the Interest Period applicable thereto, calculated at the Eurodollar Rate in effect on the date of the Loss Event MINUS (B) the amount of interest which would accrue on the amounts that the Borrower failed to prepay as specified in its Notice from the date of such Notice until the last day of the Interest Period applicable thereto, calculated at the Eurodollar Rate applicable to such amount; PROVIDED THAT in any case where the Eurodollar Loss is calculated to be less than zero, the Eurodollar Loss shall be equal to zero.

          SECTION 5.03  REGULATORY CHANGES.

          (a) INCREASED COSTS. If after the date hereof, the adoption of, or any change in, any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (a "Regulatory Change"), or compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any such Governmental Authority shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Rate Loan any such requirement included in the calculation of the Eurodollar Rate applicable thereto) against assets of, deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or on the United States market for certificates of deposit or the interbank eurodollar market any other condition affecting its Eurodollar Rate Loans or its obligation to make such Eurodollar Rate Loans, and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any Eurodollar Rate Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement with respect thereto, by an amount reasonably deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amounts as shall compensate the Bank for such increased cost or reduction.

          (b) CAPITAL REQUIREMENTS. If the Bank shall have determined that any Regulatory Change regarding capital adequacy, or compliance by the Bank (or any corporation controlling the Bank) with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority, has or shall have the effect of reducing the rate of return on the Bank's or such corporation's capital as a consequence of the Bank's obligations hereunder to a level below that which the Bank or such corporation would have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such corporation's policies with respect to capital adequacy), by an amount reasonably deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amounts as shall compensate the Bank for such reduction.

          (c)  REQUESTS.  Any such request for compensation by the Bank under
Section 4.04 or this Section 5.03 shall be made within one year of the Bank's becoming aware of the occurrence of the change or circumstance giving rise to such request and shall set forth the basis of calculation thereof and shall, in the absence of manifest error, be conclusive and binding for all purposes. In determining the amount of such compensation, the Bank may use any reasonable averaging and attribution methods.

          SECTION 5.04 ILLEGALITY. If the Bank shall determine that it has become unlawful, as a result of any Regulatory Change, for the Bank to make, convert into or maintain Eurodollar Rate Loans as contemplated by this Agreement, the Bank shall promptly give notice of such determination to the Borrower, and (i) the obligation of the Bank to make or convert into Eurodollar Rate Loans shall be suspended until the Bank gives notice that the circumstances causing such suspension no longer exist; and (ii) each of the Bank's outstanding Eurodollar Rate Loans shall, if requested by the Bank, be converted into a Prime Rate Loan not later than upon expiration of the Interest Period related to such Eurodollar Rate Loan, or, if earlier, on such date as may be required by the applicable Regulatory Change, as shall be specified in such request. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

          SECTION 5.05 FUNDING ASSUMPTIONS. Solely for purposes of calculating amounts payable by the Borrower to the Bank under this Article V, each Eurodollar Rate Loan made by the Bank (and any related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Interbank Rate used in determining the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan is in fact so funded.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

          SECTION 6.01 CONDITIONS TO INITIAL LOANS AND LETTERS OF CREDIT. The obligation of Bank to fund the initial Revolving Loan is subject to the satisfaction or waiver by the Bank in its sole discretion of the following conditions precedent:

          (a) FEES AND EXPENSES. The Borrower shall have paid (i) all fees then due in accordance with Section 3.03 and (ii) all invoiced costs and expenses then due in accordance with Section 10.04(a).

          (b)  LOAN DOCUMENTS.  The Bank shall have received the following Loan
Documents: the Revolving Note, the Collateral Documents and the Letter of Credit Agreements for Letters of Credit then outstanding.

          (c) DOCUMENTS AND ACTIONS RELATING TO COLLATERAL. The Bank shall have received the following, in form and substance satisfactory to it:

               (i) evidence that all action has been taken (other than filings, registrations and recordings in governmental offices and notifications of third parties) necessary to create, in favor of the Bank and in accordance with the terms of the Collateral Documents, a perfected first priority Lien in the Collateral automatically upon the giving of notice by the Bank to the Borrower of the occurrence of a Trigger Event;

               (ii) all UCC-1 financing statements executed by the Borrower necessary to perfect the Bank's Lien in the Collateral (which shall be held by the Bank pursuant to the Security Agreement until such time as the Bank may give notice to the Borrower of the occurrence of a Trigger Event); and

               (iii) evidence that the assets of the Borrower are free of Liens other than Permitted Liens, including the results of searches conducted in U.S. Patent and Trademark Office and the UCC filing records in each of the governmental offices in which UCC-1 financing statements should be filed to perfect the Bank's Lien in the Collateral.

          (d) ADDITIONAL CLOSING DOCUMENTS AND ACTIONS. The Bank shall have received the following, in form and substance satisfactory to it:

               (i) evidence that the $1,000,000 loan by the Borrower to Larry E. Thomas has been paid in full;

               (ii) evidence that the existing credit facilities with the Bank have been paid in full;

               (iii)     a copy of SCHEDULE 4 (Disclosures of Borrower);

               (iv) evidence of completion to the satisfaction of the Bank of such investigations, reviews and audits with respect to the Borrower and its operations as the Bank may deem appropriate;

               (v) certificates of one or more nationally recognized insurance brokers or other insurance specialists acceptable to the Bank, dated as of a recent date prior to the Closing Date, stating that all insurance required under this Agreement and the Collateral Documents is in full force and effect, evidencing the insurance required under this Agreement and the Collateral Documents;

               (vi) a Form U-1 statement for the Bank completed in accordance with the requirements of Regulation U of the Board of Governors of the Federal Reserve System;

               (vii) a certificate of the Borrower executed by a Responsible Officer of the Borrower listing or attaching all (A) authorizations or approvals of any Governmental Authority and (B) approvals or consents of any other Person, required in connection with the Capitalization Transactions or the execution, delivery and performance of the Capitalization Transactions Documents and the Loan Documents specifically including all Hart-Scott-Rodino approvals (if any), which certificate shall state that all such authorizations and approvals have been obtained and are in full force and effect;

               (viii)    the financial statements of the Borrower required under
Section 4.11 of the Transaction Agreement;

               (ix) completed Borrowing Base Documents as of the last Business Day of the week preceding the week in which the Closing Date occurs, together with the related collateral reports, also as of such date, specified in
Section 8.01(a);

               (x) a certificate of the Borrower executed by a Responsible Officer of the Borrower, dated the Closing Date, stating that (A) the representations and warranties contained in Section 7.01 and in the other Loan Documents are true and correct in all material respects on and as of the date of such certificate as though made on and as of such date, and (B) on and as of the Closing Date, no Default shall have occurred and be continuing or shall result from the initial borrowing;

               (xi) a Financial Condition Certificate for the Borrower, dated the Closing Date, together with attachments in form and substance satisfactory to the Bank, demonstrating in a reasonable detail the basis for the statements contained in such Financial Condition Certificate; and

               (xii) a pro forma balance sheet of the Borrower as of April 30, 1996 giving effect to the transactions contemplated by the Capitalization Transactions Documents as if they had occurred as of such date, prepared by independent public accountants of recognized national standing.

          (e) CORPORATE DOCUMENTS. The Bank shall have received the following, in form and substance satisfactory to it:

               (i) certified copies of the certificate or articles, as the case may be, of incorporation of the Borrower, together with certificates as to good standing and tax status, from the Secretary of State or other Governmental Authority, as applicable, of the Borrower's state of incorporation and certificates from the Secretary of State or other Governmental Authority, as applicable, from each state where the Borrower is qualified to do business as a foreign corporation as to the Borrower's status as a foreign corporation and tax status, each dated as of a recent date prior to the Closing Date;

               (ii) a certificate of the Secretary or Assistant Secretary of the Borrower, dated the Closing Date, certifying (A) copies of the bylaws of the Borrower and the resolutions of the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and
(B) the incumbency, authority and signatures of each officer of the Borrower authorized to execute and deliver the Loan Documents and act with respect thereto, upon which certificate the Bank may conclusively rely until it shall have received a further certificate of the Secretary or an Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

               (iii) a certificate of a Responsible Officer of the Borrower, dated the Closing Date, certifying that true and correct copies of each of the Capitalization Transaction Documents requested by the Bank are attached to such certificate.

          (f) LEGAL OPINIONS. The Bank shall have received the opinion of Buchalter, Nemer, Fields & Younger, counsel to the Borrower, dated the Closing Date, in a form acceptable to the Bank.

          (g) CAPITALIZATION TRANSACTIONS. (A) The Bank shall have received all agreements relating to the Capitalization Transactions, which agreements shall be in form satisfactory to the Bank; (B) all conditions precedent with respect to the Capitalization Transactions shall have been fulfilled and not waived by the Borrower, as the case may be, without the prior consent of the Bank; and (C) each of the transactions contemplated by the Capitalization Transactions shall have been consummated.

          SECTION 6.02 CONDITIONS PRECEDENT TO ALL REVOLVING LOANS. The obligation of the Bank to make each Revolving Loan shall be subject to the satisfaction of each of the following conditions precedent:

          (a) NOTICE. The Borrower shall have given the Notice of Borrowing as provided in Section 2.02.

          (b) MATERIAL ADVERSE EFFECT. On and as of the date of such Revolving Loan, there shall have occurred no Material Adverse Effect since the date of this Agreement (in the case of the initial Revolving Loan).

          (c) REPRESENTATIONS AND WARRANTIES; NO DEFAULT. On the date of such Revolving Loan, both before and after giving effect thereto and to the application of proceeds therefrom: (i) the representations and warranties contained in Section 7.01 and in the other Loan Documents shall be true, correct and complete in all material respects on and as of the date of such Revolving Loan as though made on and as of such date; and (ii) no Default shall have occurred and be continuing or shall result from the making of such Revolving Loan. For purposes of this Section 6.02(c), clause (i) shall be deemed instead to refer to the last day of the most recent quarter and year for which financial statements have then been delivered in respect of the representation and warranty made in Section 7.01(p); clause (i) shall not be deemed to refer to any other representations and warranties which relate solely to an earlier date (PROVIDED that such other representations and warranties shall be true, correct and complete as of such earlier date); and clause (i) shall take into account any amendments to the Schedules and other disclosures made in writing by the Borrower to the Bank after the Closing Date and approved by the Bank. The giving of any Notice of Borrowing and the acceptance by the Borrower of the proceeds of each Revolving Loan made following the Closing Date shall each be deemed a certification to the Bank that on and as of the date of such Revolving Loan such statements are true.

          (d) BORROWING BASE DOCUMENTS AND COLLATERAL REPORTS. The Borrower shall have delivered to the Bank the completed Borrowing Base Documents, together with the related collateral reports required under Section 8.01(a)(iv), and the statements contained therein shall be true, correct and complete in all material respects on and as of the date of such Revolving Loan as though made on and as of such date, except for changes in the information set forth in such Borrowing Base Documents in the ordinary course of business. The giving of any Notice of Borrowing and the acceptance by the Borrower of the proceeds of a Revolving Loan shall each be deemed a certification to the Bank that on and as of the date of such Revolving Loan such statements are true, correct and complete in all material respects, except for changes in the information set forth in such Borrowing Base Documents in the ordinary course of business.

          (e) ADDITIONAL DOCUMENTS. The Bank shall have received, in form and substance satisfactory to it, such additional approvals, opinions, documents and other information as the Bank may reasonably request.

          (f) SUBORDINATION PROVISIONS. There shall be no pending or threatened legal proceeding in which any of the holders of the Subordinated Debt shall have asserted that, for any reason, any subordination provision in favor of the Bank contained in the indenture governing the debentures is invalid or unenforceable for any reason whatsoever.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

          SECTION 7.01 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank that, except as set forth in the section of SCHEDULE 4 corresponding to the Sections set forth below:

          (a) ORGANIZATION AND POWERS. The Borrower is a corporation duly organized, validly existing and in good standing under the law of the jurisdiction of its incorporation, is qualified to do business and is in good standing in each jurisdiction in which the failure so to qualify or be in good standing would result in a Material Adverse Effect and has all requisite power and authority to own its assets and carry on its business and to execute, deliver and perform its obligations under the Loan Documents.

          (b) AUTHORIZATION; NO CONFLICT. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action of the Borrower and do not and will not
(i) contravene the terms of the certificate or articles, as the case may be, of incorporation and the bylaws of the Borrower; (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement to which the Borrower is a party or by which it or its properties are bound; (iii) result in a breach of or constitute a default under any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected (except for any breach or default which would not result in a Material Adverse Effect); (iv) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree or the like binding on or affecting the Borrower (except for any violation which would not result in a Material Adverse Effect); or (v) except as contemplated by this Agreement, result in, or require, the creation or imposition of any Lien (other than a Permitted Lien) upon or with respect to any of the properties of the Borrower.

          (c) BINDING OBLIGATION. The Loan Documents constitute, or when delivered under this Agreement will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (d) CONSENTS. No authorization, consent, approval, license, exemption of, or filing or registration with (collectively, "Approvals"), any Governmental Authority, or approval or consent of any other Person, is required for the due execution, delivery or performance by the

Borrower of any of the Loan Documents, except for recordings or filings in connection with the perfection of the Liens on the Collateral in favor of the Bank or those that have been obtained and except for any such Approval the failure of which to obtain would not result in a Material Adverse Effect.

          (e) NO DEFAULTS. The Borrower is not in default under any material contract, lease, agreement, judgment, decree or order to which it is a party or by which it or its properties may be bound, except where the default would not have a Material Adverse Effect.

          (f) TITLE TO PROPERTIES; LIENS. The Borrower has good and marketable title to, or valid and subsisting leasehold interests in, their properties and assets, including all property presently forming a part of the Collateral, and there is no Lien upon or with respect to any of such properties or assets, including any of the Collateral, except for Permitted Liens.

          (g) LITIGATION. There are no actions, suits or proceedings pending or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or the properties of the Borrower before any Governmental Authority or arbitrator which if determined adversely to the Borrower would result in a Material Adverse Effect.

          (h) COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower is in compliance with all Environmental Laws, whether in connection with the ownership, use, maintenance or operation of its Premises or the conduct of any business thereon, or otherwise except for non-compliance which would not result in a Material Adverse Effect. Neither the Borrower, any of its Subsidiaries nor to the best of the Borrower's knowledge, any previous owner, tenant, occupant, user or operator of the Premises, or any present tenant or other present occupant, user or operator of the Premises has used, generated, manufactured, installed, treated, released, stored or disposed of any Hazardous Substances on, under, or at the Premises, except in compliance with all applicable Environmental Laws except for non-compliance which would not result in a Material Adverse Effect. To the knowledge of the Borrower, no Hazardous Substances have at any time been spilled, leaked, dumped, deposited, discharged, disposed of or released on, under, at or from the Premises, nor have any of the Premises been used at any time by any Person as a landfill or waste disposal site except for any such action which would not result in a Material Adverse Effect. There are no actions, suits, claims, notices of violation, hearings, investigations or proceedings pending or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Premises, relating to Environmental Laws or Hazardous Substances, except for any thereof which would not result in a Material Adverse Effect.

          (i) GOVERNMENTAL REGULATION. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Investment Company Act of 1940, the Interstate Commerce Act, any state public utilities code or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

          (j)  ERISA.

               (i) The Borrower and all ERISA Affiliates have satisfied all applicable contribution requirements under Section 412(c)(11) of the Internal Revenue Code and have never sought a waiver under Section 412(d) of the Internal Revenue Code;

               (ii) No Termination Event has occurred and is continuing, or is reasonably expected to occur;

               (iii) the aggregate amount of Unfunded Accrued Benefits under all Pension Plans (excluding in such computation Pension Plans with assets greater than accrued benefits) does not exceed $250,000;

               (iv) there is no condition or event under which the Borrower, any ERISA Affiliate, or any Plan maintained by the Borrower or any ERISA Affiliate could be subject to any risk of material liability under ERISA or the Internal Revenue Code, regardless of whether the Borrower or any ERISA Affiliate engaged in a transaction giving rise to the liability;

               (v) neither the Borrower nor any ERISA Affiliate has unfunded, contingent liability that exceeds $250,000 with respect to Plans that provide post-retirement welfare benefits; and

               (vi) all Plans maintained by, or contributed to by, the Borrower or any ERISA Affiliate comply in all material respects, and have been administered in material compliance with, the requirements of applicable law (including, if applicable, foreign law, ERISA and the Internal Revenue Code), and in accordance with each Plan's terms.

          (k) SUBSIDIARIES. The name, capital structure and ownership of each Subsidiary of the Borrower on the date of this Agreement is as set forth in
SCHEDULE 3. All of the outstanding capital stock of, or other interest in, each such Subsidiary has been validly issued, and is fully paid and nonassessable. Except as set forth in such Schedule, on the date of this Agreement the Borrower has no equity interest in any Person.

          (l) MARGIN REGULATIONS. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying "margin stock" (within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of the Revolving Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

          (m) TAXES. The Borrower has duly filed all tax and information returns required to be filed, and has paid all material taxes, fees, assessments and other governmental charges or levies that have become due and payable, except to the extent such taxes or other charges are being contested in good faith and are adequately reserved against in accordance with GAAP.

          (n) PATENTS AND OTHER RIGHTS. Each of the Borrower and its Subsidiaries possesses, or has a valid right to use, all permits, franchises, licenses, patents, trademarks, trade names, service marks, copyrights and all rights with respect thereto, free from burdensome restrictions, that are necessary for the ownership, maintenance and operation of its business and neither the Borrower nor any such Subsidiary is in violation of any rights of others with respect to the foregoing, except for any such lack of possession or right of use or any such violation which would not result in a Material Adverse Effect.

          (o) INSURANCE. SCHEDULE 7 sets out the insurance maintained by the Borrower on the Closing Date on the properties of the Borrower and its Subsidiaries and the Responsible Officers of the Borrower believe such insurance is adequate in light of the Borrower's current business and proposed expansion.

          (p) FINANCIAL STATEMENTS. The financial statements required to be delivered under Section 6.01(d)(viii) of this Agreement fairly present in all material respects the financial condition of the Borrower and the results of operations of the Borrower for the periods covered by such statements, in each case in accordance with GAAP consistently applied, subject, in the case of the March 31, 1996, financial statements, to normal year-end adjustments and the absence of notes. Since March 31, 1996 there has been no Material Adverse Effect, it being understood that the consummation of the Capitalization Transactions shall not be deemed to have been a Material Adverse Effect.

          (q) BOOKS AND RECORDS. The Borrower has kept adequate records and books of account, in which complete entries have been made in accordance with GAAP, reflecting all material financial transactions of the Borrower.

          (r) LIABILITIES. Neither the Borrower nor any of its Subsidiaries has any material liabilities, fixed or contingent, which are required to be disclosed in accordance with GAAP, that are not reflected in the financial statements referred to in subsection (p), in the notes thereto or otherwise disclosed in writing to the Bank, other than liabilities arising in the ordinary course of business since March 31, 1996.

          (s) LABOR DISPUTES, ETC. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries, or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no Event of Loss has occurred with respect to any assets or property of the Borrower or any of its Subsidiaries, in any such case which may result in a Material Adverse Effect.

          (t) SOLVENCY. The Borrower and each of its Subsidiaries is Solvent after giving effect to the transactions contemplated by the Loan Documents and the Capitalization Transactions Documents.

          (u) DISCLOSURE. None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents (including
SCHEDULE 4) taken as a
whole, as of the date of such representations and warranties, and none of the statements contained in each exhibit or report furnished by or on behalf of the Borrower or any of its Subsidiaries to the Bank in connection with the Loan Documents taken as a whole, contains any untrue statement of a material fact or omits any material fact, known to the Borrower required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they are made, not misleading.

          (v) REPRESENTATIONS AND WARRANTIES CONTAINED IN CAPITALIZATION TRANSACTIONS DOCUMENTS. Each of the representations and warranties of the Borrower, and to the best of Borrower's knowledge, of each of the other parties thereto, contained in the Capitalization Transactions Documents is true and correct in all material respects as of the Closing Date (except for any such representations and warranties that are stated to be made or true as of a different date). In determining whether this representation or warranty has been breached, the Bank shall in good faith value the Borrower's rights of indemnification by considering (i) whether the Borrower has an express written indemnification right; (ii) whether the indemnitor has contested its indemnification obligation to the Borrower; and (iii) whether the indemnitor's credit is sufficient to satisfy the underwriting standards of the Bank for an unsecured loan to such indemnitor in the amount of the Borrower's indemnity claim.

          (w) NO NOTICES OF FAILURE OR BREACH. The Borrower has neither sent nor received any notice of failure of condition or breach under any of the Capitalization Transactions Documents, including under Section 8.4 of the Transaction Agreement.


                                  ARTICLE VIII
                                    COVENANTS

          SECTION 8.01 REPORTING COVENANTS. So long as any of the Obligations (except for any reimbursement or indemnifications for which the Bank has not made a claim) shall remain unpaid or the Bank shall have any Commitment, the Borrower agrees that (unless the Bank gives its prior written consent to the contrary, which may be given or withheld in its sole and absolute discretion):

          (a) FINANCIAL STATEMENTS AND OTHER REPORTS. The Borrower will furnish to the Bank:

               (i) as soon as available and in any event within 45 days after the end of the first three fiscal quarters of each fiscal year of the Borrower or 90 days (in the case of the fourth fiscal quarter), a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, and the related consolidated and, as to statements of income only, consolidating statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the corresponding period in the preceding fiscal year, together with a certificate of a Responsible Officer of the Borrower stating that such financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as at such date and the results of operations of the Borrower and its Subsidiaries for the period ended on such date and have been prepared in accordance with GAAP consistently applied, subject to changes resulting from normal, year-end audit adjustments and except for the absence of notes;

               (ii) as soon as available and in any event within 120 days after the end of the first fiscal year of the Borrower and 90 days after the end of each fiscal year of the Borrower thereafter, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, and the related consolidated and, as to statements of income only, consolidating statements of income, shareholders' equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP consistently applied, all in reasonable detail and setting forth in comparative form the figures for the previous fiscal year, and (A) in the case of such consolidated financial statements, accompanied by a report thereon of KPMG Peat Marwick LLP or another firm of independent certified public accountants of recognized national standing acceptable to the Bank (acting reasonably), which report shall be unqualified as to scope of audit or the status of the Borrower and its Subsidiaries as a going concern, together with a certificate of such independent public accountants stating that (1) their audit examination of the Borrower and its Subsidiaries has included a review of the terms of this Agreement as they relate to accounting matters; (2) in the course of such audit examination, which audit was conducted by such accountants in accordance with generally accepted auditing standards, such accountants have obtained no knowledge that any Default has occurred and is continuing, or, if such Default has occurred and is continuing, indicating the nature thereof; and
(3) based on their audit examination nothing has come to their attention which causes them to believe that the Borrower is not in compliance with the financial covenants of the Agreement; and (B) in the case of such consolidating financial statements, certified by a Responsible Officer of the Borrower;

               (iii) together with the financial statements required pursuant to clauses (i) and (ii), a certificate of a Responsible Officer in the form of EXHIBIT F as of the end of the applicable accounting period confirming compliance with the financial covenants set forth in Section 8.02;

               (iv) as soon as available and in any event not later than ten Business Days after the end of each calendar month, (A) the completed Borrowing Base Documents, (B) full and complete reports with respect to the Receivables, including information as to the amount of backlog, concentration, aging, identity of Receivable Debtors, letters of credit securing Receivables, disputed Receivables and other matters, as the Bank shall request, and (C) a detailed schedule of the Borrower's Inventory, each as of the end of such immediately preceding fiscal month and in form and substance satisfactory to the Bank; and

               (v) a copy of any filing made with the SEC by the Borrower or any of its Subsidiaries within five Business Days of filing.

          (b)  ADDITIONAL INFORMATION.  The Borrower will furnish to the Bank:

               (i) promptly after the Borrower has knowledge or becomes aware thereof, notice of the occurrence of any Event of Loss with respect to its property or assets aggregating $500,000 or more;

               (ii) promptly after the Borrower has knowledge or becomes aware thereof, notice of the occurrence of any Default;

               (iii) prompt written notice of (A) any proposed acquisition of stock, assets or property by the Borrower or any of its Subsidiaries that could reasonably be expected to result in environmental liability under Environmental Laws, and (B)(1) any spillage, leakage, discharge, disposal, leaching, migration or release of any Hazardous Substances required to be reported to any Governmental Authority under applicable Environmental Laws, and
(2) all actions, suits, claims, notices of violation, hearings, investigations or proceedings pending, or to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or with respect to the ownership, use, maintenance and operation of the Premises, relating to Environmental Laws or Hazardous Substances;

               (iv) prompt written notice of all actions, suits and proceedings before any Governmental Authority or arbitrator pending, or to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any of its Subsidiaries which if adversely determined (A) would involve an aggregate liability of $1,000,000 or more, or (B) otherwise could reasonably be expected to have a Material Adverse Effect;

               (v) promptly after the Borrower has knowledge or becomes aware thereof, (A) notice of the occurrence of any Termination Event, together with a copy of any notice of such Termination Event to the PBGC, and (B) the details concerning any action taken or proposed to be taken by the IRS, PBGC, Department of Labor or other Person with respect thereto;

               (vi) promptly upon the commencement or increase of contributions to, the adoption of, or an amendment to, a Plan by the Borrower or an ERISA Affiliate, if such commencement or increase of contributions, adoption, or amendment could reasonably be expected to result in a net increase in unfunded liability to Borrower or an ERISA Affiliate in excess of $500,000, a calculation of the net increase in unfunded liability;

               (vii) promptly after filing or receipt thereof by the Borrower or any ERISA Affiliate, copies of the following:

                    (A) each annual report (IRS Form 5500 series, if any), together with all accompanying schedules, reports and information, filed with the IRS;

                    (B) any notice received from the PBGC of intent to terminate or have a trustee appointed to administer any Pension Plan;

                    (C) any notice received from the sponsor of a Multiemployer Plan concerning the imposition, delinquent payment, or amount of withdrawal liability;

                    (D) any demand by the PBGC under Subtitle D of Title IV of ERISA; and

                    (E) any notice received from the IRS regarding the disqualification of a Plan intended to qualify under Section 401(a) of the Internal Revenue Code;

               (viii) the information regarding insurance maintained by the Borrower and its Subsidiaries as required under Section 8.03(c);

               (ix)      the reports and notices as required by the Security
Agreement;

               (x) on or prior to the date of delivery of any financial statements pursuant to subsection (a), notice of any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries;

               (xi) promptly after the occurrence thereof, notice of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving the Borrower or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect;

               (xii) prompt written notice of any other condition or event which has resulted, or that would reasonably be expected to result, in a Material Adverse Effect;

               (xiii) promptly after receipt thereof, all schedules, exhibits or other documents evidencing any calculations supporting any adjustments to the purchase price under the Transaction Agreement;

               (xiv) (A) as soon as practicable, and in any event within 30 days after the beginning of each fiscal year of the Borrower, a budget for such fiscal year presented on a monthly basis regarding the operations and capital expenditures of the Borrower and its Subsidiaries on a consolidated basis, together with an analysis of such budget prepared in reasonable detail by a Responsible Officer of the Borrower; and, (B) within 15 days following their preparation, (1) any operating budget of the Borrower otherwise prepared or submitted to its Board of Directors and (2) any material revisions or amendments made by the Borrower (and submitted to its Board of Directors) to any budget delivered under this clause;

               (xv) within 45 days of the end of each fiscal quarter, a comparison of same store sales in form satisfactory to the Bank; and

               (xvi) such other information respecting the operations, properties, business or condition (financial or otherwise) of the Borrower or its Subsidiaries (including with respect to the Collateral) as the Bank may from time to time reasonably request.

Each notice pursuant to subsections (b) (i) through (vii), (xi) and (xii) shall be accompanied by a written statement by a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower proposes to take with respect thereto.

          SECTION 8.02 FINANCIAL COVENANTS. So long as any of the Obligations shall remain unpaid (except for any reimbursements or indemnifications for which the Bank has not made a claim) or the Bank shall have any Commitment, the Borrower agrees that:

          (a) FUNDED DEBT RATIO. The Borrower will maintain a ratio as of the end of any fiscal quarter referred to below of (A) Funded Debt to (B) EBITDA, of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, for the period of four consecutive fiscal quarters of the Borrower then ended, of not greater than the following:

          At 12/31/96                                       6.20
          At 3/31/97                                        6.10
          At 6/30/97                                        5.90
          At 9/30/97                                        5.75
          At 12/31/97, 3/31/98, 6/30/98 and 9/30/98         5.50
          At 12/31/98 and the end of each fiscal
            quarter thereafter                              5.00

          (b) DEBT SERVICE COVERAGE RATIO. The Borrower will maintain a ratio as of the end of any fiscal quarter referred to below of (A) EBITDA to (B) the sum of Interest Expense PLUS regularly scheduled principal payments on Indebtedness (excluding regularly scheduled principal payments under the Bridge Financing Agreement) of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, for the period of four consecutive fiscal quarters of the Borrower, of not less than the following:

          At 6/30/97 and 9/30/97                            1.40
          At 12/31/97, 3/31/98, 6/30/98 and 9/30/98         1.50
          At 12/31/98 and the end of each fiscal
            quarter thereafter                              1.75

          (c) PROFITABILITY. The Borrower will earn not less than $1 in profit during any period comprised of two of the Borrower's fiscal quarters.

          (d) MINIMUM INCREASES IN NET WORTH. The Borrower's Tangible Net Worth as of the end of each of the Borrower's fiscal quarters referred to below must have increased over the preceding quarter as follows:

     FOR EACH FISCAL QUARTER ENDED DURING:   MINIMUM INCREASE IN
     -------------------------------------   TANGIBLE NET WORTH
                                             -------------------
     1997                                         $1,250,000
     1998                                         $1,250,000
     1999                                         $2,000,000
     2000                                         $2,000,000
     2001                                         $2,000,000


          (e) MINIMUM EBITDA. For the fiscal year of the Borrower ended December 31, 1996, EBITDA shall not be less than $16,000,000.

          SECTION 8.03 ADDITIONAL AFFIRMATIVE COVENANTS. So long as any of the Obligations shall remain unpaid (except for any reimbursements or indemnifications for which the Bank has not made a claim) or the Bank shall have any Commitment, the Borrower agrees that:

          (a) PRESERVATION OF EXISTENCE, ETC. (i) The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve its corporate existence, and (ii) the Borrower will, and will cause each of its Subsidiaries to maintain and preserve its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of its properties, in each case except in connection with any transactions permitted by Section 8.04, and except where the failure to so maintain or preserve would not result in a Material Adverse Effect.

          (b) PAYMENT OF TAXES, ETC. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all material taxes, fees, assessments and governmental charges or levies imposed upon it or upon its properties or assets prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies which, if unpaid, might become a Lien upon any properties or assets of the Borrower or any Subsidiary, except to the extent such taxes, fees, assessments or governmental charges or levies, or such claims, are being contested in good faith by appropriate proceedings and are adequately reserved against in accordance with GAAP.

          (c) MAINTENANCE OF INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, carry and maintain in full force and effect, at its own expense the insurance set forth on SCHEDULE 7 or substantially similar insurance or such additional insurance coverage as the Bank may reasonably request and as is available on commercially reasonable terms (including as to amounts, deductibles and risk) with financially sound and reputable insurance companies. The Borrower will use its best efforts to obtain within 15 Business Days of the Closing Date an endorsement to its insurance policy in substantially the form of EXHIBIT G. If the Borrower cannot obtain such endorsement due to the fact that insurer will not issue it prior to such time as the Revolving Loan may become secured, the Borrower shall instead be required to obtain an endorsement within 10 Business Days of the giving of written notice by the Bank to the Borrower of the occurrence of a Trigger Event, which endorsement shall be in substantially the same as the form attached as EXHIBIT G except that it shall become effective immediately upon issuance and shall not contain the conditional language constituting the first paragraph of EXHIBIT G. After the giving of written notice by the Bank to the Borrower of the occurrence of a Trigger Event, insurance on the Collateral shall name the Bank as additional insured and as loss payee. Upon the request of the Bank, the Borrower shall furnish the Bank from time to time with full information as to the insurance carried by it and, if so requested, copies of all such insurance policies. The Borrower shall also furnish to the Bank at least once in each calendar year a certificate of the Borrower's insurance broker or other insurance specialist stating that all premiums then due on the policies relating to insurance on the Collateral have been paid, that such policies are in full force and effect and that such insurance coverage and such policies comply with all the requirements of this subsection (c). All insurance policies required under this subsection (c) shall provide that they shall not be terminated or cancelled nor shall any such policy be materially changed without at least 30 days' prior written notice to the Borrower and the Bank. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle the Bank to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this subsection (c) or otherwise to obtain similar insurance in place of such policies, in each case at the expense of the Borrower.

          (d) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. The Borrower will, and will cause each of its Subsidiaries to, keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all material financial transactions of the Borrower and its Subsidiaries. The Borrower will, and will cause each of its Subsidiaries to, make available on demand from the Bank its account receivable and inventory records within five Business Days and all other records within ten days of request.

          (e) INSPECTION RIGHTS; AUDITS. The Borrower will at any reasonable time and from time to time (i) permit the Bank or any of its agents or representatives to visit and inspect any of the properties of the Borrower and its Subsidiaries and to examine and make copies of and abstracts from the records and books of account of the Borrower and its Subsidiaries, and to discuss the business affairs, finances and accounts of the Borrower and any such Subsidiary with any of the officers, employees or accountants of the Borrower or such Subsidiary, and (ii) permit the Bank or any of its agents or representatives to conduct periodic audits of the Collateral at such frequencies as the Bank shall reasonably deem appropriate, in each such case so long as the Bank shall not unreasonably disrupt the Borrower's business. In addition, and without limiting the generality of the foregoing, the Bank shall be entitled to conduct an examination of the Collateral as soon as practicable following the Closing Date. The Borrower agrees that it will make available the Collateral for such examination within 5 Business Days of receiving a request from the Bank and further agrees to pay to the Bank on demand all reasonable out-of-pocket costs and expenses of the Bank related to such examination.

          (f) COMPLIANCE WITH LAWS, ETC. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws) and the terms of any indenture, contract or other instrument to which it may be a party or under which it or its properties may be bound; PROVIDED, HOWEVER, that (i) the Borrower shall not be obligated to comply with (A) any such laws, rules, regulations and orders unless the failure to so comply would result in a Material Adverse Effect and (B) the terms of any indenture, contract or other instrument unless the failure to so comply would result in a Material Adverse Effect provided in no event shall the Borrower be permitted not to comply with the terms of any indenture, contract or other instrument if such noncompliance would cause a Default or Event of Default under Section 9.01(f) hereof; and (ii) the Borrower shall be permitted to contest the application of any laws, rules, regulations and orders of any Governmental Authority provided such contest is being diligently prosecuted, a reserve is created for any potential liability to the extent required by GAAP, and the Borrower provides copies of any filings, correspondence or other information to the Bank with respect to such contest.

          (g) MAINTENANCE OF PROPERTIES, ETC. The Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition in accordance with the general practice of other corporations of similar character and size, ordinary wear and tear excepted.

          (h) LICENSES. The Borrower will, and will cause each of its Subsidiaries to, obtain and maintain all Approvals necessary in connection with the execution, delivery and performance of the Loan Documents, the consummation of the transactions therein contemplated or the operation and conduct of its business and ownership of its properties, unless the failure to so obtain or maintain such Approval would not result in a Material Adverse Effect.

          (i)  ACTION UNDER ENVIRONMENTAL LAWS.

               (A) The Borrower agrees to, and will cause each of its Subsidiaries to, operate their respective businesses and each Site materially in compliance with all applicable Environmental Laws and Environmental Permits.
The Borrower and each Subsidiary agree to keep each currently owned, leased or operated Site free and clear of any Environmental Claims or Liens imposed for failure to so comply with any Environmental Laws (each, an "ENVIRONMENTAL LIEN"); PROVIDED HOWEVER, that so long as no Default or Event of Default shall occur and be continuing, the Borrower and each Subsidiary shall have the right at its cost and expense, and acting in good faith, to contest, object or appeal by appropriate legal proceeding the validity of any Environmental Lien. The contest, objection or appeal with respect to the validity of an Environmental Lien shall suspend the Borrower's and its Subsidiaries' obligation to eliminate such Environmental Lien under this paragraph pending a final and non-appealable determination by appropriate administrative or judicial authority of the legality, enforceability or status of such Environmental Lien, provided that the following conditions are satisfied: (i) contemporaneously with the commencement of such proceedings, the Borrower shall give written notice thereof to the Bank; and (ii) if under applicable law any real property or improvements thereon are subject to sale or forfeiture for failure to satisfy the Environmental Lien prior to a final determination of the legal proceedings, the Borrower or such Subsidiary must successfully move to stay such sale, forfeiture or foreclosure pending final and non-appealable determination of the Borrower's (or Subsidiary's) action; and (iii) the Borrower or such Subsidiary must, if reasonably requested, furnish to the Bank a good and sufficient bond, surety, letter of credit or other security reasonably satisfactory to the Bank equal to the amount (including any interest and penalty) secured by the Environmental Lien.

               (B) The Borrower agrees to, and will cause each of its Subsidiaries to, use commercially reasonable efforts to enforce the obligations of any other Person who is potentially liable for any Environmental Claim by administrative or judicial process. The Borrower and each Subsidiary shall notify the Bank of any incident or occurrence of which it has knowledge that could reasonably be expected to be the subject of a material Environmental Claim against the Borrower or any Subsidiary. The Borrower and each Subsidiary shall use commercially reasonable efforts to diligently pursue investigation, resolution or defense of such Environmental Claim.

          (j) USE OF PROCEEDS. The Borrower will use the proceeds of the Revolving Loans solely for general corporate purposes; PROVIDED, HOWEVER, that the Borrower shall be permitted to use up to $2,000,000 of the Revolving Loans disbursed on the Closing Date to consummate the Capitalization Transactions in accordance with the Capitalization Transactions Documents.

          (k) CASH MANAGEMENT. The Borrower has established at the Bank the Borrower's Account and shall timely cause all collections, cash, or other cash equivalents received from any source to be timely swept into the Borrower's Account; provided, that the terms and conditions applicable to the Borrower's Account are commercially reasonable and substantially the same terms and conditions offered by the Bank generally to its corporate clients.

          (l) FURTHER ASSURANCES AND ADDITIONAL ACTS. The Borrower will execute, acknowledge, deliver, file, notarize and register at its own expense all such further agreements, instruments, certificates, documents and assurances and perform such acts as the Bank shall reasonably deem necessary or appropriate to effectuate the purposes of the Loan Documents, and promptly provide the Bank with evidence of the foregoing satisfactory in form and substance to the Bank.

          (m) AVAILABILITY OF PERMITTED INDEBTEDNESS. The Borrower will, and will cause each of its Subsidiaries to, maintain available not less than $2,500,000 of permitted additional Indebtedness either under the general basket provided therein or pursuant to the permitted indebtedness tied to increases in the borrowing base under the definition (or any similar provision) of "permitted indebtedness" contained in the indenture for the permanent loans refinancing the Bridge Loan.

          (n) MODIFICATION TO LOAN AGREEMENT. The Borrower shall within ten Business Days of the closing of the Refinancing Indenture (as defined below) execute and deliver to the Bank an amendment to this Agreement in form and substance reasonably acceptable to the Bank: (x) to incorporate any covenants or conditions contained in the Refinancing Indenture that are more restrictive than those set forth in this Agreement; (y) to make appropriate adjustments, determined by the Bank in its reasonable discretion, to the definition of Trigger Event; and (z) to adjust the financial covenants in Section 8.02 to maintain an appropriate spread, determined by the Bank in its reasonable discretion, between such financial covenants and those set forth in the Refinancing Indenture.

          SECTION 8.04 NEGATIVE COVENANTS. So long as any of the Obligations shall remain unpaid (except for any reimbursements or indemnifications for which the Bank has not made a claim) or the Bank shall have any Commitment, the Borrower agrees that:

          (a) INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise become liable for or suffer to exist any Indebtedness, other than:

               (i)       Indebtedness of the Borrower to the Bank hereunder;

               (ii) Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date and set forth in SCHEDULE 1 or extensions, renewals and refinancings of such Indebtedness; provided such refinancing of the Bridge Loan shall only be permitted Indebtedness if: (a) the principal balance does not exceed the sum of $100,000,000 PLUS all "Additional Obligations" as defined in the Bridge Financing Agreement PLUS up to an additional $10,000,000 for refinancing expenses; (b) the indenture or agreement evidencing such refinanced Indebtedness ("Refinancing Indenture") shall not prohibit the Borrower or any of its Subsidiaries from performing their respective obligations under any Loan Documents; (c) the Bank shall have received an opinion in the form of EXHIBIT I from Buchalter, Nemer, Fields & Younger, or other counsel reasonably acceptable to the Bank; (d) the Refinancing Indenture shall not require any regularly scheduled principal payments nor have a maturity prior to the Revolving Expiry Date; (e) if the Refinancing Indenture contains a cross-default for any non-payment default under this Agreement, such cross-default under the Refinancing Indenture must be structured so that it is only triggered if the Bank has given the Borrower written notice of the non-payment default under this Agreement and demanded a cure thereof.

               (iii) Guaranty Obligations of the Borrower and its Subsidiaries existing on the Closing Date and set forth in SCHEDULE 6.

               (iv) Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by the Borrower or any such Subsidiary in the ordinary course of business;

               (v) Indebtedness of the Borrower and its Subsidiaries which in the aggregate incurred in any one fiscal year does not exceed 50% of capital expenditures permitted under Section 8.04(g) for such fiscal year and which is comprised of (A) Indebtedness under Capital Leases and (B) Indebtedness secured solely by Permitted Liens upon or in the property acquired by the Borrower or any of its Subsidiaries to secure the purchase price of such property or Indebtedness incurred solely for the purpose of financing the acquisition of such property, or extensions, renewals and refinancings of such Indebtedness, PROVIDED that the principal amount of such Indebtedness being extended, renewed or refinanced does not increase;

               (vi) Indebtedness of the Borrower to any of its wholly owned Subsidiaries or of any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries; and

               (vii) Indebtedness of the Borrower and its Subsidiaries incurred after the date hereof of up to $4,000,000 secured by the real estate and related fixtures now owned by the Borrower provided that as a condition to the incurrence of any such Indebtedness (a) no Default shall have occurred and be continuing at the time of, or would occur after giving effect to, the incurrence of such Indebtedness, and (b) on the date of such incurrence the ratio of Funded Debt to EBITDA of the Borrower and its Subsidiaries on a consolidated basis as calculated in accordance with Section 8.02(a) shall not be greater than 4.0 to 1.0; and

               (viii) Indebtedness of the Borrower consisting of "Additional Obligations" as currently defined on the date hereof in the Bridge Financing Agreement.

          (b)  LIENS; NEGATIVE PLEDGES.

               (i) The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, revenues or assets, whether now owned or hereafter acquired, other than Permitted Liens.

               (ii) The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (other than this Agreement and any other Loan Document) prohibiting the creation or assumption of any Lien in favor of Bank upon any of its properties, revenues or assets, whether now owned or hereafter acquired except for any agreement creating a Permitted Lien.

          (c) CHANGE IN NATURE OF BUSINESS. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it at the date hereof except for lines of business reasonably related to the Company's lines of business on the date hereof, but in no event may Borrower expand its business into manufacturing or distribution for others.

          (d) RESTRICTIONS ON FUNDAMENTAL CHANGES. The Borrower will not, and will not permit any of its Subsidiaries to, merge with or consolidate into, or acquire all or substantially all of the assets of, any Person, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, except that:

               (i) any of the Borrower's wholly owned Subsidiaries may merge with, consolidate into or transfer all or substantially all of its assets to another of the Borrower's wholly owned Subsidiaries (provided the surviving entity is a corporation incorporated under the laws of a state in the United States) or into or to the Borrower and in connection therewith such Subsidiary may be liquidated or dissolved;

               (ii) the Borrower or any of its Subsidiaries may sell or dispose of assets in accordance with the provisions of subsection 8.04(e); and

               (iii) the Borrower or any of its Subsidiaries may make any investment permitted by subsection 8.04(f).

          (e) SALES OF ASSETS. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, transfer, or otherwise dispose of, (whether in one transaction or a series of transactions) any assets (including any shares of stock in any Subsidiary or other Person), except:

               (i) sales or other dispositions of Inventory in the ordinary course of business;

               (ii) sales or other dispositions of assets which have become worn out or obsolete or which are promptly being replaced, or, for assets which are not Collateral, for which a contract for replacement is entered into within 180 days of such sale or dispositions;

               (iii) sales or other dispositions of assets by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries (provided such Subsidiary is a corporation incorporated under the laws of a state in the United States) or to the Borrower;

               (iv) sales of up to $4,000,000 (less any Indebtedness under Section 8.04(e)(vii)) in aggregate book value or fair market value (whichever is greater) of real property and related fixtures and equipment (other than Inventory) which the Borrower leases back from the purchaser within 180 days of the sale;

               (v) sales of any assets (other than Collateral) the proceeds of which do not in the aggregate exceed $500,000 in any one fiscal year; and

               (vi) sales of any real property or equipment where the sale occurs within 180 days of the purchase (which must be after the date hereof) of such real property or equipment and the purchaser thereof leases such asset back to the Borrower on commercially reasonable terms.

          (f) LOANS AND INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, purchase or otherwise acquire the capital stock, assets (constituting a business unit), obligations or other securities of or any interest in any Person, or otherwise extend any credit to or make any additional investments in any Person, other than in connection with:

               (i) extensions of credit in the nature of accounts receivable or notes receivable arising from the sales of goods or services in the ordinary course of business;

               (ii) extensions of credit by the Borrower to any of its wholly owned Subsidiaries or by any of its wholly owned Subsidiaries to another of its wholly owned Subsidiaries or the Borrower; PROVIDED THAT any such extensions of credit to any Subsidiary which is not incorporated under the laws of a state in the United States by the Borrower or any of its other Subsidiaries shall be: (A) only in the amounts necessary for such Subsidiary to operate in the ordinary course of its business; and (B) in an aggregate amount of no more than $500,000 per fiscal year of the Borrower;

               (iii)     Permitted Investments;

               (iv) additional purchases of or investments in the stock of Subsidiaries not exceeding $1,000,000 in any fiscal year of the Borrower as to all such investments in the aggregate (to the extent there is availability under the limitation on capital expenditures in such year permitted by subsection 8.04(g)); or

               (v) additional investments up to but not exceeding $100,000 made in any fiscal year of the Borrower;

               (vi) repurchases, redemptions, retirements or other acquisition of any capital stock of the Borrower or any Subsidiary but only to the extent permitted under Section 8.04(i) below; or

               (vii) loans made to senior executives of the Borrower for certain individual tax liability, but solely to the extent permitted under, and in compliance with, the terms set forth in Exhibit H.

          (g) CAPITAL EXPENDITURES. The Borrower will not, and will not permit any of its Subsidiaries to, make any expenditures for fixed or capital assets, including obligations under Capital Leases, on a consolidated basis, in any fiscal year of the Borrower (as such amount is reduced by any purchases or investments in such year permitted by subsection 8.04(f)(iv)) in excess of the amount permitted during the fiscal year as set forth below:

               1996                $5,500,000
               1997                $6,000,000
               1998                $6,000,000
               1999                $6,000,000
               2000                $6,000,000
               2001                $6,000,000

PROVIDED that the amount of permitted capital expenditures in the next fiscal year may be increased by the amount of the capital expenditure permitted in the immediately prior fiscal year that was not used in such prior fiscal year.

          (h) SALES AND LEASEBACKS. The Borrower will not, and will not permit any of its Subsidiaries to, become liable, directly or indirectly, with respect to any lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which the Borrower or such Subsidiary has sold or transferred or is to sell or transfer to any other Person or (ii) which the Borrower or such Subsidiary intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by the Borrower or such Subsidiary to any other Person in connection with such lease, unless such sale or transfer is permitted under subsection 8.04(e)(iv) or
(vi).

          (i)  DISTRIBUTIONS.

               (i) The Borrower will not declare or pay any dividends in respect of the Borrower's capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of the Borrower, except that, the Borrower may:

                    (A) declare and deliver dividends and distributions payable only in common or preferred stock of the Borrower;

                    (B) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock provided such newly issued capital stock does not contain any redemption or cash dividend provisions more favorable to the holders than those provided in the shares so purchased, redeemed, retired or otherwise acquired; and

                    (C) after December 31, 1997, declare and pay cash dividends to its stockholders and purchase, redeem, retire or otherwise acquire shares of its own outstanding capital stock for cash during any fiscal year of the Borrower if after giving effect thereto the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made during any fiscal year of the Borrower is not in excess of 25% of Net Income of the Borrower for the fiscal year immediately preceding the year in which such dividend, purchase, redemption, retirement or acquisition is paid or made and provided at the time of both the declaration and payment of such dividend, purchase, redemption, retirement or acquisition, no Default has occurred and is continuing, PROVIDED, HOWEVER, that any loan made under Subsection 8.04(f) shall reduce the amount dollar for dollar available under this Subsection 8.04(i)(i)(C).

               (ii) The Borrower will not permit any Subsidiary of the Borrower to grant or otherwise agree to or suffer to exist any consensual restrictions on the ability of such Subsidiary to pay dividends and make other distributions to the Borrower, or to pay any Indebtedness owed to the Borrower or transfer properties and assets to the Borrower.

          (j) AMENDMENTS TO CAPITALIZATION TRANSACTIONS DOCUMENTS. The Borrowers shall not change, amend or modify the terms of any (a) Capitalization Transaction Documents if the effect of such change, amendment or modification is to (i) accelerate the dates upon which any cash dividends are payable; (ii) make any optional redemption mandatory; (iii) remove or modify the condition to mandatory redemption of the Borrower's compliance with this Agreement; (iv) require the Borrower to execute any indenture for the 14% Senior Preferred Stock which has not been approved by the Bank; (v) increase the rate of interest by more than 300 basis points over the current interest rate, dividends, or fees payable thereunder by more than $250,000 or accelerate the date upon which any fees in excess of $250,000 must be paid; (vi) change or amend any other term if such change would create an obligation, contingent or absolute, for the Company to pay money or distribute assets to any Person prior to Final Maturity Date unless permitted under this Agreement; or (vii) modify the restrictions on transfers by the holders of the voting securities of the Borrower so as to make it easier to make transfers without triggering a Change of Control; or (b) any Subordinated Debt.

          (k) REDEMPTION OF SUBORDINATED DEBT OR PREFERRED STOCK. The Borrower will not, and will not permit any of its Subsidiaries to, make any voluntary or optional payment of principal or repayment on principal, redemption, exchange or acquisition for value of, or any sinking fund or similar principal payment with respect to, any Subordinated Debt or preferred stock except with respect to preferred stock solely to the extent provided in Section 8.04(i)(i)(A), (B) or
(C).

          (l) TRANSACTIONS WITH RELATED PARTIES. Except for (i) the transactions provided for in the Capitalization Transactions Documents (specifically including the refinancing of the Bridge Loan) and (ii) the matters set out on SCHEDULE 8 (but only to the extent (i) and (ii) are not otherwise prohibited by this Agreement), the Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any services, with any Affiliate, any officer or director thereof or any Person which beneficially owns or holds 5% or more of the equity securities, or 5% or more of the equity interest, thereof (a "RELATED PARTY"), or enter into, assume or suffer to exist, or permit any Subsidiary to enter into, assume or suffer to exist, any employment or consulting contract with any Related Party, except a transaction or contract which is in the ordinary course of the Borrower's or such Subsidiary's business and which is upon fair and reasonable terms not less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm's length

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transaction with a Person not a Related Party, as determined in the case of any transaction with a value of $500,000 or more in good faith by the Board of Directors of the Company.

          (m) ACCOUNTING CHANGES. The Borrower will not, and will not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP, or change the fiscal year of the Borrower or of any of its consolidated Subsidiaries.

          (n) CREATION OF SUBSIDIARIES. The Borrower will not create or permit to exist any Subsidiary except upon the following conditions:

               (i)       such Subsidiary is wholly owned by the Borrower;

               (ii) all shares of capital stock issued by such Subsidiary are pledged to the Bank pursuant to a stock pledge agreement in form and substance acceptable to the Bank;

               (iii) such Subsidiary executes and delivers to the Bank (a) a guaranty of the Obligations in form and substance acceptable to the Bank, (b) a security agreement in the form of the Security Agreement, with such changes thereto as the Bank shall reasonably request, (c) UCC-1 Financing Statements for each jurisdiction in which filing is the appropriate method for perfection; and
(d) such additional documents or agreements as the Bank shall reasonably request; and

               (iv) such Subsidiary was formed for the purpose of acquiring or constructing new stores.

          SECTION 8.05 TRIGGER EVENTS. As an accommodation to the Borrower, the Bank has agreed to fund the Revolving Loans under this Agreement without attachment or perfection of the Liens to be granted under the Security Agreement by the Borrower in the Collateral upon the giving of written notice by the Bank to the Borrower of the occurrence of a Trigger Event. This accommodation was made by the Bank in reliance on the unconditional and automatic right of the Bank under this Agreement and the Security Agreement upon the occurrence of a Trigger Event and the giving of written notice of such occurrence by the Bank to the Borrower to file with each of the appropriate governmental offices the UCC-1 Financing Statement and Trademark Assignment delivered by the Borrower at Closing and to take all other actions in its capacity as lender or as the attorney-in-fact of the Borrower under the power of attorney contained in the Security Agreement in order to perfect its Lien in the Collateral.


                                   ARTICLE IX
                                EVENTS OF DEFAULT

          SECTION 9.01 EVENTS OF DEFAULT. Any of the following events which shall occur shall constitute an "Event of Default":

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          (a)  PAYMENTS.  (i) The Borrower shall fail to pay when due any amount of principal of, or interest on, any Revolving Loan or Revolving Note, or (ii) the Borrower shall fail to pay when due any fee or other amount payable under the Loan Documents (other than the amounts referred to in the immediately preceding clause (i)) and such failure shall continue unremedied for a period of five Business Days after written notice by the Bank to the Borrower.

          (b) REPRESENTATIONS AND WARRANTIES. Any representation or warranty by the Borrower under or in connection with the Loan Documents shall prove to have been incorrect in any material respect when made or deemed made, and the Bank determines that such representation or warranty is not capable of being cured or the Borrower shall fail to make such representation or warranty correct in all material respects within thirty (30) days from the Borrower's knowledge thereof.

          (c) FAILURE BY BORROWER TO PERFORM CERTAIN COVENANTS. The Borrower shall fail to perform or observe any term, covenant or agreement contained in
Section 8.02, or subsections (a), (d) or (j) of Section 8.03.

          (d) FAILURE BY BORROWER TO PERFORM OTHER COVENANTS. The Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed and any such failure shall remain unremedied for a period of 30 days from the earlier to occur of notice from the Bank or the Borrower's knowledge thereof (unless the Bank determines that such failure is not capable of remedy); provided that, at any time after the Bridge Loan has been refinanced, upon written notice from the Borrower to the Bank provided promptly upon the occurrence of such Default, such 30-day period shall be extended for an additional 30 days so long as (i) the failure is not in the observation or performance of a covenant contained in Section 8.02, (ii) the Borrower is diligently proceeding to cure such Default and (iii) such Default could not be expected in the reasonable judgment of the Bank to have a Material Adverse Effect.

          (e) BANKRUPTCY. The Borrower or any of its Subsidiaries shall admit in writing its inability to, or shall fail generally or be generally unable to, pay its debts (including its payrolls) as such debts become due, or shall make a general assignment for the benefit of creditors; or Borrower or any of its Subsidiaries shall file a voluntary petition in bankruptcy or a petition or answer seeking reorganization, to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code or under any other state or federal law relating to bankruptcy or reorganization granting relief to debtors, whether now or hereafter in effect, or shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition filed against the Borrower or any such Subsidiary pursuant to the Bankruptcy Code or any such other state or federal law; or the Borrower or any of its Subsidiaries shall be adjudicated a bankrupt, or shall apply for or consent to the appointment of any custodian, receiver or trustee for all or any substantial part of the Borrower or any such Subsidiary's property, or shall take any action to authorize any of the actions or events set forth above in this subsection; or an involuntary petition seeking any of the relief specified in this subsection shall be filed against the Borrower or any of its Subsidiaries and shall not be dismissed within 90 days; or any

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

order for relief shall be entered against the Borrower or any of its Subsidiaries in any involuntary proceeding under the Bankruptcy Code or any such other state or federal law referred to in this subsection 9.01(e).

          (f) DEFAULT UNDER OTHER INDEBTEDNESS. The Borrower or any of its Subsidiaries shall (i) fail to make any payment of any principal of, or interest or premium on, any Indebtedness (other than in respect of the Revolving Loans) in an aggregate principal amount outstanding of at least $2,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iii) any mortgagee under any mortgage or beneficiary under any deed of trust secured by any real property of the Borrower shall accelerate the maturity of any obligation secured by such mortgage or deed of trust.

          (g)  JUDGMENTS.

               (i) A final judgment or order for the payment of money in excess of $2,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgment or order (A) is not fully covered by third party insurance, or (B) remains undischarged or unstayed for sixty (60) days after entry thereof (or the day upon which the judgment creditor can exercise any remedies, if such day occurs sooner than sixty (60) days after entry of the judgment or order); or

               (ii) any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          (h)  ERISA.

               (i) The Borrower or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan;

               (ii) The Borrower or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412(c)(11) of the Internal Revenue Code, whether or not it has sought a waiver under Section 412(d) of the Internal Revenue Code;

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

               (iii) in the case of a Termination Event involving the withdrawal from a Pension Plan of a "substantial employer" (as defined in Section 4001(a)(2) or Section 4062(e) of ERISA), the Borrower's or an ERISA Affiliate's proportionate share of that Pension Plan's Unfunded Accrued Benefits is more than $1,000,000;

               (iv) in the case of a Termination Event involving the complete or partial withdrawal from a Multiemployer Plan, the Borrower or an ERISA Affiliate withdrawing employer has incurred a withdrawal liability in an aggregate amount exceeding $1,000,000;

               (v) in the case of a Termination Event not described in clause (iii) or (iv), the Unfunded Accrued Benefits of the relevant Pension Plan or Plans exceed $1,000,000;

               (vi) a Plan of the Borrower or an ERISA Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code shall lose its qualification, and the loss can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of $1,000,000 or more;

               (vii) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Borrower or an ERISA Affiliate shall result in a net increase in unfunded liabilities to the Borrower or an ERISA Affiliate in excess of $1,000,000; or

               (viii) the occurrence of any combination of events listed in clauses (iii) through (vii) that involves a net increase in aggregate Unfunded Accrued Benefits and unfunded liabilities in excess of $1,000,000.

          (i) DISSOLUTION, ETC. The Borrower shall (i) liquidate, wind up or dissolve (or suffer any liquidation, wind-up or dissolution), except to the extent expressly permitted by Section 8.04, (ii) suspend its operations other than in the ordinary course of business, or (iii) take any corporate action to authorize any of the actions or events set forth above in this subsection (i).

          (j) MATERIAL ADVERSE CHANGE. A material adverse change in the business, results of operations or financial condition of the Borrower shall have occurred which gives reasonable grounds to conclude, in the reasonable judgment of the Bank, that the Borrower will be unable to perform or observe in the normal course its obligations under the Loan Documents.

          (k)  CHANGE OF CONTROL.  The occurrence of any Change of Control.

          (l) SUBORDINATION PROVISIONS. Any subordination provision for the benefit of the Bank related to any of the Subordinated Debt shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Indebtedness hereunder shall for any reason not have the priority contemplated by the documents governing the Subordinated Debt.

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

          (m) COLLATERAL DOCUMENTS. The Borrower shall fail to perform or observe any term, covenant or agreement contained in the Collateral Documents on its part to be performed or observed and any such failure shall remain unremedied for a period of thirty (30) days from the occurrence thereof (unless the Bank determines that such failure is not capable of remedy), or any of the Collateral Documents after delivery thereof shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or the Borrower or any of its Subsidiaries shall contest in any manner the validity or enforceability thereof, or the Borrower or any of its Subsidiaries shall deny that it has any further liability or obligation thereunder; or any of the Collateral Documents for any reason, except to the extent permitted by the terms thereof, shall cease to create a valid and perfected first priority Lien subject only to Permitted Liens in a portion of the Collateral purported to be covered thereby whose value exceeds $250,000.

          SECTION 9.02 EFFECT OF EVENT OF DEFAULT. If any Event of Default shall occur and be continuing, the Bank may (i) by notice to the Borrower,
(A) declare its Commitments to be terminated, whereupon the same shall forthwith terminate, and (B) declare the entire unpaid principal amount of the Revolving Loans and the Revolving Notes, all interest accrued and unpaid thereon and all other Obligations to be forthwith due and payable, whereupon the Revolving Loans and the Revolving Notes, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, PROVIDED that if an event described in Section 9.01(e) shall occur, the result which would otherwise occur only upon giving of notice by the Bank to the Borrower as specified in this clause (i) shall occur automatically, without the giving of any such notice; and (ii) whether or not the actions referred to in clause (i) have been taken, (A) exercise any or all of the Bank's rights and remedies under the Collateral Documents, and
(B) proceed to enforce all other rights and remedies available to the Bank under the Loan Documents and applicable law.

                                    ARTICLE X
                                  MISCELLANEOUS

          SECTION 10.01 AMENDMENTS AND WAIVERS. Except as otherwise provided herein or in any other Loan Document, (i) no amendment to any provision of this Agreement and the other Loan Documents shall be effective unless it is in writing and has been signed by the Borrower and the Bank; and (ii) no waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Borrower or other party therefrom, shall be effective unless it is in writing and has been signed by the Bank; PROVIDED, HOWEVER, that notwithstanding the foregoing provisions of this Section 10.01, any term or provision of any such other Loan Document may be amended without the agreement or consent of, or prior notice to, the Borrower, to the extent such Loan Document expressly provides for amendments without Borrower agreement or consent. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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

          SECTION 10.02  NOTICES.

          (a) NOTICES. All notices and other communications provided for hereunder and under the other Loan Documents shall, unless otherwise stated herein, be in writing (including by facsimile transmission) and mailed, sent or delivered to the respective parties hereto at or to their respective addresses or facsimile numbers set forth below their names on the signature pages hereof, or at or to such other address or facsimile number as shall be designated by any party in a written notice to the other party hereto. All such notices and communications shall be effective (i) if delivered by hand, when delivered; and
(ii) if sent by mail, by overnight courier service, or by facsimile transmission, when received; PROVIDED, HOWEVER, that notices and communications to the Bank pursuant to Articles II, III and IV shall not be effective until received.

          (b) FACSIMILE AND TELEPHONIC NOTICE. The Borrower acknowledges and agrees that the agreement of the Bank herein and in any other Loan Document to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Bank shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Revolving Loans and the other Obligations shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

          SECTION 10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure on the part of the Bank to exercise, and no delay in exercising, any right, remedy, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under the Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Bank.

          SECTION 10.04  COSTS AND EXPENSES; INDEMNIFICATION.

          (a) COSTS AND EXPENSES. The Borrower agrees to pay on demand, whether or not the transactions contemplated hereby shall be consummated:

               (i) the reasonable out-of-pocket costs and expenses of the Bank, and the reasonable fees and disbursements of counsel to the Bank (including reasonable allocated costs of internal counsel), in connection with the negotiation, preparation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of the terms thereof;

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

               (ii) all reasonable out of pocket title, appraisal (including the reasonable allocated actual cost of internal appraisal services), survey, audit, environmental inspection, consulting, search, recording, filing and similar costs, fees and expenses incurred or sustained by the Bank or any of its Affiliates in connection with and pursuant to the terms of the Loan Documents or the Collateral; and

               (iii) all reasonable out of pocket costs and expenses of the Bank and its Affiliates, and fees and disbursements of counsel (including reasonable allocated costs of internal counsel), in connection with (A) any Default, (B) the enforcement or attempted enforcement of, and preservation of any rights or interests under, the Loan Documents, (C) any out-of-court workout or other refinancing or restructuring or any bankruptcy case, and (D) the preservation of and realization upon any of the Collateral, including any losses, costs and expenses sustained by the Bank as a result of any failure by the Borrower to perform or observe its obligations contained in the Loan Documents.

          (b) INDEMNIFICATION. Whether or not the transactions contemplated hereby shall be consummated, the Borrower hereby agrees to indemnify the Bank, any Affiliate thereof and their respective directors, officers, employees, agents, counsel and other advisors (each an "INDEMNIFIED PERSON") against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person (including reasonable allocated costs of internal counsel), which may be imposed on, incurred by, or asserted against any Indemnified Person, (i) in any way relating to or arising out of any of the Loan Documents or the Capitalization Transactions Documents, the use or intended use of the proceeds of the Revolving Loans, or the transactions contemplated hereby or thereby, (ii) with respect to any investigation, litigation or other proceeding relating to any of the foregoing, irrespective of whether the Indemnified Person shall be designated a party thereto, or (iii) in any way relating to or arising out of any Environmental Claims, of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to (A) the presence or Release of Hazardous Substances upon, into, from or affecting any Site or from any location at which a Hazardous Substance has been handled, transported, stored, treated or disposed of by or on behalf of the Borrower or any Subsidiary; and (B) any violation of any Environmental Law, by the Borrower or any Subsidiary or any of their agents, tenants, subtenants or invitees; and (C) the imposition of any Environmental Lien for the recovery of costs expended in the investigation, study or remediation of any environmental liability of (or asserted against) the Borrower or any Subsidiary (the "INDEMNIFIED LIABILITIES"); PROVIDED that the Borrower shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, the Borrower agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. This Section 10.04(b) and Section 10.04(c) below shall survive any payment of any Revolving Notes and any termination of the Loan Documents.

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

          (c) STRICT LIABILITY. The Borrower agrees that to the extent that the Borrower or any Subsidiary is strictly liable without regard to fault under any Environmental Law, the Borrower's obligation to the Bank under any of the indemnification provisions of this Agreement shall likewise be strict without regard to fault with respect to the violation of any Environmental Law which results in any liability to any of the Indemnified Persons referred to in
Section 10.04(b) above.

          (d) OTHER CHARGES. The Borrower agrees to indemnify the Bank against and hold it harmless from any and all present and future stamp, transfer, documentary and other such taxes, levies, fees, assessments and other similar charges made by any jurisdiction by reason of the execution, delivery, performance and enforcement of the Loan Documents.

          SECTION 10.05 RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default the Bank hereby is authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents, irrespective of whether or not the Bank shall have made any demand under this Agreement or any such other Loan Document and although such Obligations may be unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section 10.05 are in addition to other rights and remedies (including other rights of set-off) which the Bank may have.

          SECTION 10.06 SURVIVAL. All covenants, agreements, representations and warranties made in any Loan Documents shall, except to the extent otherwise provided therein, survive the execution and delivery of this Agreement, the making of the Revolving Loans and the execution and delivery of the Revolving Notes, and shall continue in full force and effect so long as the Bank has any Commitment, any Revolving Loans remain outstanding or any other Obligations (except for reimbursement and indemnifications for which the Bank has not made a claim) remain unpaid. Without limiting the generality of the foregoing, the obligations of the Borrower under Section 10.04, and all similar obligations under the other Loan Documents (including all obligations to pay costs and expenses and all indemnity obligations), shall survive the repayment of the Revolving Loans and the termination of the Commitment.

          SECTION 10.07 BENEFITS OF AGREEMENT. The Loan Documents are entered into for the sole protection and benefit of the parties hereto and their successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, any Loan Document.

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

          SECTION 10.08  BINDING EFFECT; ASSIGNMENT.

          (a) BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Borrower and the Bank and thereafter shall be binding upon, inure to the benefit of and be enforceable by the Borrower, the Bank and their respective successors and assigns.

          (b) ASSIGNMENT. The Borrower shall not have the right to assign its rights and obligations hereunder or under the other Loan Documents or any interest herein or therein without the prior written consent of the Bank. The Bank may sell, assign, transfer or grant participations in all or any portion of the Bank's rights and obligations hereunder and under the other Loan Documents to any other bank or financial institution organized or incorporated in the United States on the basis set forth below in this subsection (b).

               (i) Except in the case of assignments to an Affiliate of the Bank, each assignment shall be in an amount of at least $1,000,000.

               (ii) In the event of any assignment of the entire Agreement and all Revolving Loans, the assignee shall be deemed the "Bank" for all purposes of this Agreement and the other Loan Documents with respect to the rights and obligations assigned to it, and the obligations of the Bank so assigned shall thereupon terminate.

               (iii) In the event of any partial assignment or assignments, the Bank, the Borrower and such assignee shall enter into such amendments to this Agreement and the other Loan Documents as shall be necessary to effect such assignment or assignments and establish an arrangement whereby the Bank serves as agent and representative of the assignee(s) with the intent that the Borrower need only communicate with the Bank and not with such assignee(s) in connection with the Borrower's obligations under the Agreement; provided that the Borrower shall not be responsible for any costs or expenses of the Bank or such assignees in connection therewith. Any such amendments to this Agreement and the Loan Documents shall provide for customary agency provisions, include a definition of "majority banks" and provide that the Bank, as agent, shall conduct visitations, appraisals and inspections. Additionally, upon the request of the Bank or the assignee, the Borrower shall execute and deliver substitute Revolving Notes to the Bank or the assignee, dated the effective date of such assignment, setting forth the respective portions of the reallocated Revolving Commitment as the maximum principal amount thereof, and containing other appropriate insertions, and the Bank shall thereupon return the Revolving Notes previously held by it; provided that the Borrower shall not be responsible for any costs or expenses of the Bank or such assignees in connection therewith.

               (iv) The Borrower agrees that in connection with any such grant or assignment, the Bank may deliver to the prospective participant or assignee financial statements and other relevant information relating to the Borrower and its Subsidiaries; provided that such prospective assignee shall agree to abide by the provisions of Section 10.09.

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

          SECTION 10.09 CONFIDENTIALITY. The Bank shall hold all non-public information relating to the Borrower obtained by it under or in connection with the negotiation, execution or performance of this Agreement in accordance with its customary procedures for handling confidential information of this nature, except for: (i) disclosure to its Affiliates or to its counsel or to any agent or advisor acting on its behalf in connection with the negotiation, execution or performance of the Loan Documents, provided that such Person has been advised of the confidential nature of such information and such Person agrees to abide by the provisions of this Section 10.09; (ii) disclosure as reasonably required in connection with a transfer to a prospective assignee or participant of all or part of its Revolving Loan or any participation therein, as provided in
Section 10.08(b); (iii) disclosure as may be required or requested by any Governmental Authority or representative thereof or pursuant to legal process;
(iv) disclosure to any Person and in any proceeding necessary in the Bank's reasonable judgment to protect its interests in connection with any claim or dispute involving the Bank; and (v) any other disclosure with the prior written consent of the Borrower. Prior to any disclosure by the Bank of such non-public information permitted under clause (iii) (other than in connection with an examination of the financial condition of the Bank or any of its Affiliates by any Governmental Authority), it shall, if permitted by applicable laws or judicial order, notify the Borrower of such pending disclosure. In no event shall the Bank be obligated or required to return any materials furnished by the Borrower or its Subsidiaries. Notwithstanding the foregoing, such obligation of confidentiality shall not apply if the information or substantially similar information (A) is rightfully received by the Bank from a Person other than the Borrower or any of its Affiliates without the Bank being under an obligation to such Person not to disclose such information, or (B) is or becomes part of the public domain.

          SECTION 10.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REFERENCE TO THE CHOICE OF LAW PROVISIONS THEREOF.

          SECTION 10.11 SUBMISSION TO JURISDICTION.

          (a) SUBMISSION TO JURISDICTION. The Borrower hereby (i) submits to the non-exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States sitting in the State of California for the purpose of any action or proceeding arising out of or relating to the Loan Documents, (ii) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final and non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

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

          (b) NO LIMITATION. Nothing in this Section 10.11 shall limit the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of other jurisdictions.

          SECTION 10.12 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK HEREBY AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.
WITHOUT IN ANY WAY LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. A COPY OF THIS SECTION 10.12 MAY BE FILED WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE RIGHT TO TRIAL BY JURY AND CONSENT TO TRIAL BY COURT.

          SECTION 10.13 LIMITATION ON LIABILITY. No claim shall be made by the Borrower or its Affiliates against the Bank or any of its Affiliates, directors, employees, attorneys or agents for any special, indirect, exemplary, consequential or punitive damages in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by the Loan Documents or any act or omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

          SECTION 10.14 ENTIRE AGREEMENT. The Loan Documents reflect the entire agreement between the Borrower and the Bank with respect to the matters set forth herein and therein and supersede any prior agreements, commitments, drafts, communication, discussions and understandings, oral or written, with respect thereto, and is intended by each of the parties hereto to be the complete statement of the terms and conditions, and the final expression, of their agreement relating to the subject matter hereof and thereof.

          SECTION 10.15 INTERPRETATION. The Loan Documents are the result of negotiations between and have been reviewed by counsel to the Bank and the Borrower, and are

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

the product of all parties thereto. Accordingly, the Loan Documents shall not be construed against the Bank merely because of the Bank's involvement in the preparation thereof.

          SECTION 10.16 SEVERABILITY. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of any of the Loan Documents shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of such Loan Document, or the validity or effectiveness of such provision in any other jurisdiction.

          SECTION 10.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement and all signatures need not appear on any one counterpart.

             [The remainder of this page intentionally left blank.]

                          [COUNTERPART SIGNATURE PAGE]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

                    THE BORROWER

                    GUITAR CENTER MANAGEMENT COMPANY, INC.,
                    a California corporation


                    By /s/ MARTY ALBERTSON
                       -------------------------------
                       Marty Albertson
                       Title: Executive Vice President

                    Address:

                    Guitar Center Management Company, Inc.
                    5155 Clareton Drive
                    Agoura Hills, CA  91301
                    Attn:  Bruce Ross
                    Attn:  Barry F. Soosman
                    Fax No.:  (818) 735-4923


                    THE BANK

                    WELLS FARGO BANK, N.A.


                    By /s/ F. M. BRIGGS
                       ---------------------------
                         Title: Vice President

                    Address:

                    Wells Fargo Bank
                    Commercial Banking Office
                    6001 Topanga Canyon Blvd., Suite 205
                    Woodland Hills, CA 91367
                    Attn.:  Fredric M. Briggs
                    Fax No.:  (818) 347-1675


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

                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

  ARTICLE I
                                   DEFINITIONS . . . . . . . . . . . . . . .   1

  SECTION 1.01  Certain Defined Terms. . . . . . . . . . . . . . . . . . . .   1

  SECTION 1.02  Accounting Terms; GAAP Changes . . . . . . . . . . . . . . .  19
                         (a)  Accounting Terms . . . . . . . . . . . . . . .  19
                         (b)  GAAP Changes . . . . . . . . . . . . . . . . .  19

  SECTION 1.03  Interpretation . . . . . . . . . . . . . . . . . . . . . . .  19

  ARTICLE II
                                    THE LOANS. . . . . . . . . . . . . . . .  21

  SECTION 2.01  The Loans. . . . . . . . . . . . . . . . . . . . . . . . . .  21
                         (a)  Revolving Loans. . . . . . . . . . . . . . . .  21
                         (b)  Letter of Credit Subfeature. . . . . . . . . .  21
                         (c)  Existing Letters of Credit . . . . . . . . . .  22

  SECTION 2.02  Borrowing Procedure. . . . . . . . . . . . . . . . . . . . .  22
                         (a)  Notice to the Bank . . . . . . . . . . . . . .  22
                         (b)  Net Funding. . . . . . . . . . . . . . . . . .  23

  SECTION 2.03  Evidence of Indebtedness . . . . . . . . . . . . . . . . . .  23
                         (a)  Revolving Note . . . . . . . . . . . . . . . .  23
                         (b)  Recordkeeping. . . . . . . . . . . . . . . . .  23

  SECTION 2.04  Minimum Amounts. . . . . . . . . . . . . . . . . . . . . . .  23

  SECTION 2.05  Required Notice. . . . . . . . . . . . . . . . . . . . . . .  23

  ARTICLE III
                  INTEREST AND FEES; CONVERSION OR CONTINUATION. . . . . . .  24

  SECTION 3.01  Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                         (a)  Interest Rate. . . . . . . . . . . . . . . . .  24
                         (b)  Interest Periods . . . . . . . . . . . . . . .  24
                         (c)  Interest Payment Dates . . . . . . . . . . . .  24
                         (d)  Notice to the Borrower . . . . . . . . . . . .  25

  SECTION 3.02  Default Rate of Interest . . . . . . . . . . . . . . . . . .  25


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

                                                                            PAGE
                                                                            ----

  SECTION 3.03  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                         (a)  Commitment Fee . . . . . . . . . . . . . . . .  25
                         (b)  Facility Fee and Tax Loan Fee. . . . . . . . .  25
                         (c)  Letter of Credit Fees. . . . . . . . . . . . .  26
                         (d)  Fees Nonrefundable . . . . . . . . . . . . . .  26

  SECTION 3.04  Computations . . . . . . . . . . . . . . . . . . . . . . . .  26

  SECTION 3.05  Conversion or Continuation . . . . . . . . . . . . . . . . .  26
                         (a)  Election . . . . . . . . . . . . . . . . . . .  26
                         (b)  Automatic Conversion . . . . . . . . . . . . .  26
                         (c)  Notice to the Bank . . . . . . . . . . . . . .  26

  SECTION 3.06  Highest Lawful Rate. . . . . . . . . . . . . . . . . . . . .  27

  ARTICLE IV
                       REPAYMENT, PREPAYMENT AND PAYMENTS. . . . . . . . . .  27

  SECTION 4.01  Repayment of the Revolving Loans . . . . . . . . . . . . . .  27
                         . . . . . . . . . . . . . . . . . . . . . . . . . .  27

  SECTION 4.02  Prepayments. . . . . . . . . . . . . . . . . . . . . . . . .  27
                         (a)  Optional Prepayments . . . . . . . . . . . . .  27
                         (b)  Mandatory Prepayments. . . . . . . . . . . . .  27
                         (c)  Notice . . . . . . . . . . . . . . . . . . . .  27

  SECTION 4.03  Payments . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                         (b)  Authorization to Bank. . . . . . . . . . . . .  28
                         (c)  Extension. . . . . . . . . . . . . . . . . . .  28
                         (d)  Application. . . . . . . . . . . . . . . . . .  28

  SECTION 4.04  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                         (a)  No Reduction of Payments . . . . . . . . . . .  28
                         (b)  Deduction or Withholding; Tax Receipts . . . .  29
                         (c)  Indemnity. . . . . . . . . . . . . . . . . . .  29

  ARTICLE V
                                YIELD PROTECTION . . . . . . . . . . . . . .  29

  SECTION 5.01  Inability to Determine Rates . . . . . . . . . . . . . . . .  29

  SECTION 5.02  Funding Losses . . . . . . . . . . . . . . . . . . . . . . .  29

  SECTION 5.03  Regulatory Changes . . . . . . . . . . . . . . . . . . . . .  30
                         (a)  Increased Costs. . . . . . . . . . . . . . . .  30
                         (b)  Capital Requirements . . . . . . . . . . . . .  31
                         (c)  Requests . . . . . . . . . . . . . . . . . . .  31


  SECTION 5.04  Illegality . . . . . . . . . . . . . . . . . . . . . . . . .  31

  SECTION 5.05  Funding Assumptions. . . . . . . . . . . . . . . . . . . . .  31

  ARTICLE VI
                              CONDITIONS PRECEDENT . . . . . . . . . . . . .  31

  SECTION 6.01  Conditions to Initial Loans and Letters of Credit. . . . . .  31
                         (a)  Fees and Expenses. . . . . . . . . . . . . . .  32
                         (b)  Loan Documents . . . . . . . . . . . . . . . .  32
                         (c)  Documents and Actions Relating to Collateral .  32
                         (d)  Additional Closing Documents and Actions . . .  32
                         (e)  Corporate Documents. . . . . . . . . . . . . .  33
                         (f)  Legal Opinions . . . . . . . . . . . . . . . .  34
                         (g)  Capitalization Transactions. . . . . . . . . .  34

  SECTION 6.02  Conditions Precedent to All Revolving Loans. . . . . . . . .  34
                         (a)  Notice . . . . . . . . . . . . . . . . . . . .  34
                         (b)  Material Adverse Effect. . . . . . . . . . . .  34
                         (c)  Representations and Warranties; No Default . .  34
                         (d)  Borrowing Base Documents and Collateral Reports 35
                         (e)  Additional Documents . . . . . . . . . . . . .  35

  ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES. . . . . . . . . . .  35

  SECTION 7.01  Representations and Warranties . . . . . . . . . . . . . . .  35
                         (a)  Organization and Powers. . . . . . . . . . . .  35
                         (b)  Authorization; No Conflict . . . . . . . . . .  35
                         (c)  Binding Obligation . . . . . . . . . . . . . .  36
                         (d)  Consents . . . . . . . . . . . . . . . . . . .  36
                         (e)  No Defaults. . . . . . . . . . . . . . . . . .  36
                         (f)  Title to Properties; Liens . . . . . . . . . .  36
                         (g)  Litigation . . . . . . . . . . . . . . . . . .  36
                         (h)  Compliance with Environmental Laws . . . . . .  36
                         (i)  Governmental Regulation. . . . . . . . . . . .  37
                         (j)  ERISA. . . . . . . . . . . . . . . . . . . . .  37
                         (k)  Subsidiaries . . . . . . . . . . . . . . . . .  38

                                                                            PAGE
                                                                            ----

                         (l)  Margin Regulations . . . . . . . . . . . . . .  38
                         (m)  Taxes. . . . . . . . . . . . . . . . . . . . .  38
                         (n)  Patents and Other Rights . . . . . . . . . . .  38
                         (o)  Insurance. . . . . . . . . . . . . . . . . . .  38
                         (p)  Financial Statements . . . . . . . . . . . . .  38
                         (q)  Books and Records. . . . . . . . . . . . . . .  39
                         (r)  Liabilities. . . . . . . . . . . . . . . . . .  39
                         (s)  Labor Disputes, Etc. . . . . . . . . . . . . .  39
                         (t)  Solvency . . . . . . . . . . . . . . . . . . .  39
                         (u)  Disclosure . . . . . . . . . . . . . . . . . .  39
                         (v) Representations and Warranties Contained in Capitalization Transactions Documents. . . . 39
                         (w)  No Notices of Failure or Breach. . . . . . . .  39

  ARTICLE VIII
                                    COVENANTS. . . . . . . . . . . . . . . .  40

  SECTION 8.01  Reporting Covenants. . . . . . . . . . . . . . . . . . . . .  40
                         (a)  Financial Statements and Other Reports . . . .  40
                         (b)  Additional Information . . . . . . . . . . . .  41

  SECTION 8.02  Financial Covenants. . . . . . . . . . . . . . . . . . . . .  43
                         (a)  Funded Debt Ratio. . . . . . . . . . . . . . .  43
                         (b)  Debt Service Coverage Ratio. . . . . . . . . .  43
                         (c)  Profitability. . . . . . . . . . . . . . . . .  44
                         (e)  Minimum EBITDA . . . . . . . . . . . . . . . .  44

  SECTION 8.03  Additional Affirmative Covenants . . . . . . . . . . . . . .  44
                         (a)  Preservation of Existence, Etc.. . . . . . . .  44
                         (b)  Payment of Taxes, Etc. . . . . . . . . . . . .  44
                         (c)  Maintenance of Insurance . . . . . . . . . . .  45
                         (d)  Keeping of Records and Books of Account. . . .  45
                         (e)  Inspection Rights; Audits. . . . . . . . . . .  45
                         (f)  Compliance with Laws, Etc. . . . . . . . . . .  46
                         (g)  Maintenance of Properties, Etc.. . . . . . . .  46
                         (h)  Licenses . . . . . . . . . . . . . . . . . . .  46
                         (i)  Action Under Environmental Laws. . . . . . . .  46
                         (j)  Use of Proceeds. . . . . . . . . . . . . . . .  47
                         (k)  Cash Management. . . . . . . . . . . . . . . .  47
                         (l)  Further Assurances and Additional Acts . . . .  47

  SECTION 8.04  Negative Covenants . . . . . . . . . . . . . . . . . . . . .  48
                         (a)  Indebtedness . . . . . . . . . . . . . . . . .  48

                                                                            PAGE
                                                                            ----

                         (b)  Liens; Negative Pledges. . . . . . . . . . . .  49
                         (c)  Change in Nature of Business . . . . . . . . .  49
                         (d)  Restrictions on Fundamental Changes. . . . . .  50
                         (e)  Sales of Assets. . . . . . . . . . . . . . . .  50
                         (f)  Loans and Investments. . . . . . . . . . . . .  51
                         (g)  Capital Expenditures . . . . . . . . . . . . .  51
                         (h)  Sales and Leasebacks . . . . . . . . . . . . .  52
                         (i)  Distributions. . . . . . . . . . . . . . . . .  52
                         (j)  Amendments to Capitalization Transactions
                         Documents . . . . . . . . . . . . . . . . . . . . .  53
                         (k)  Redemption of Subordinated Debt or Preferred
                         Stock . . . . . . . . . . . . . . . . . . . . . . .  53
                         (l)  Transactions with Related Parties. . . . . . .  53
                         (m)  Accounting Changes . . . . . . . . . . . . . .  54
                         (n)  Creation of Subsidiaries . . . . . . . . . . .  54

  SECTION 8.05  Trigger Events . . . . . . . . . . . . . . . . . . . . . . .  54

  ARTICLE IX
                                EVENTS OF DEFAULT. . . . . . . . . . . . . .  54

  SECTION 9.01  Events of Default. . . . . . . . . . . . . . . . . . . . . .  54
                         (a)  Payments . . . . . . . . . . . . . . . . . . .  54
                         (b)  Representations and Warranties . . . . . . . .  55
                         (c)  Failure by Borrower to Perform Certain
                              Covenants. . . . . . . . . . . . . . . . . . .  55
                         (d)  Failure by Borrower to Perform Other Covenants  55
                         (e)  Bankruptcy . . . . . . . . . . . . . . . . . .  55
                         (f)  Default Under Other Indebtedness . . . . . . .  56
                         (g)  Judgments. . . . . . . . . . . . . . . . . . .  56
                         (h)  ERISA. . . . . . . . . . . . . . . . . . . . .  56
                         (i)  Dissolution, Etc.. . . . . . . . . . . . . . .  57
                         (j)  Material Adverse Change. . . . . . . . . . . .  57
                         (k)  Change of Control. . . . . . . . . . . . . . .  57
                         (l)  Subordination Provisions . . . . . . . . . . .  57
                         (m)  Collateral Documents . . . . . . . . . . . . .  57

  SECTION 9.02  Effect of Event of Default . . . . . . . . . . . . . . . . .  58

  ARTICLE X
                                  MISCELLANEOUS. . . . . . . . . . . . . . .  58

  SECTION 10.01  Amendments and Waivers. . . . . . . . . . . . . . . . . . .  58

  SECTION 10.02  Notices . . . . . . . . . . . . . . . . . . . . . . . . . .  58

                                                                            PAGE
                                                                            ----

                         (a)  Notices. . . . . . . . . . . . . . . . . . . .  58
                         (b)  Facsimile and Telephonic Notice. . . . . . . .  59

  SECTION 10.03  No Waiver; Cumulative Remedies. . . . . . . . . . . . . . .  59

  SECTION 10.04  Costs and Expenses; Indemnification . . . . . . . . . . . .  59
                         (a)  Costs and Expenses . . . . . . . . . . . . . .  59
                         (b)  Indemnification. . . . . . . . . . . . . . . .  60
                         (c)  Strict Liability . . . . . . . . . . . . . . .  60
                         (d)  Other Charges. . . . . . . . . . . . . . . . .  60

  SECTION 10.05  Right of Set-Off. . . . . . . . . . . . . . . . . . . . . .  61

  SECTION 10.06  Survival. . . . . . . . . . . . . . . . . . . . . . . . . .  61

  SECTION 10.07  Benefits of Agreement . . . . . . . . . . . . . . . . . . .  61

  SECTION 10.08  Binding Effect; Assignment. . . . . . . . . . . . . . . . .  61
                         (a)  Binding Effect . . . . . . . . . . . . . . . .  61
                         (b)  Assignment . . . . . . . . . . . . . . . . . .  61

  SECTION 10.09  Confidentiality . . . . . . . . . . . . . . . . . . . . . .  62

  SECTION 10.10  Governing Law . . . . . . . . . . . . . . . . . . . . . . .  63

  SECTION 10.11  Submission to Jurisdiction. . . . . . . . . . . . . . . . .  63
                         (a)  Submission to Jurisdiction . . . . . . . . . .  63
                         (b)  No Limitation. . . . . . . . . . . . . . . . .  63

  SECTION 10.12  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . .  63

  SECTION 10.13  Limitation on Liability . . . . . . . . . . . . . . . . . .  64

  SECTION 10.14  Entire Agreement. . . . . . . . . . . . . . . . . . . . . .  64

  SECTION 10.15  Interpretation. . . . . . . . . . . . . . . . . . . . . . .  64

  SECTION 10.16  Severability. . . . . . . . . . . . . . . . . . . . . . . .  64

  SECTION 10.17  Counterparts. . . . . . . . . . . . . . . . . . . . . . . .  64